UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

☒	Filed by the Registrant	☐	Filed by a party other than the Registrant

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

AMERICOLD REALTY TRUST

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

To Our Fellow Shareholders:
While 2020 was truly unprecedented, we are proud to report that our global network of temperature controlled storage facilities continued to perform and our business demonstrated its resiliency. We were able to overcome the challenging backdrop of the COVID-19 pandemic by working to support our customers and maintain the integrity of the food supply chain, while adapting to operational changes to keep our team members safe and effective. Due to the strength of our platform, including the diversity and scale of our business, we were able to drive same store growth. We also completed $2.6 billion of acquisitions and started $461 million of development projects, which made 2020 a record year for external growth at Americold. We accomplished all of this while maintaining a disciplined capital structure and a conservative balance sheet. Finally, we continued to demonstrate our commitment to Environmental, Social and Governance (ESG) efforts across many different initiatives around the world.

For 2020, we generated total company revenue growth and NOI growth of 11.4% and 15.3%, respectively, driven by our continued organic growth and acquisition activity. Within our global warehouse segment, we drove same store revenue and NOI growth of 2.3% and 5.6%, respectively, on a constant currency basis, which was consistent with our pre-COVID guidance. We also delivered AFFO per share growth of 10.3%, while maintaining a low leveraged balance sheet. We attribute these strong results to our portfolio’s diversity and scale, as well as the effectiveness of the Americold Operating System and our commercialization efforts, which enabled us to overcome the supply chain disruption and financial impact of COVID.

At the onset of the pandemic, we mobilized a global response team to help protect our associates and safeguard the integrity of the food supply chain. We invested significantly in personal protective equipment, enhanced our sanitation processes, and re-engineered our processes and protocols to allow for improved social distancing. We did all of this in the spring of 2020, while the country was grappling with unprecedented challenges to the food supply chain, which at the outset of stay at home mandates shifted nearly instantaneously to the retail channel. We rapidly responded to this shift, rising to the challenge and working tirelessly on behalf of our customers to help keep grocery stores stocked.

At the same time, we continued to execute on our external growth strategy, entering new global markets to strengthen our position and enhance the value of our network in the United States and abroad. Most significantly, we completed the $1.7 billion acquisition of Agro Merchants Group, which established our strategic footprint in Europe, further diversified our customer base and commodity mix and provided what we believe to be significant internal and external value creation opportunities. We also completed the acquisitions of Nova Cold Logistics in Canada, Newport Cold in Minnesota, AM-C Warehouses in Texas, Caspers Cold Storage in Florida and Hall’s Warehouse Corporation in New Jersey. Finally, we completed our initial investment into our Brazilian joint venture with SuperFrio. In the aggregate, we completed $2.6 billion of acquisitions and added 62 facilities totaling 342 million cubic feet to our global network. As we integrate these acquisitions, we expect to benefit from the realization of synergies as well as the implementation of the Americold Operating System and the commercialization of existing business for years to come.

We also continued to actively work to grow the value of our network and better serve our customers through strategic expansion and development projects at key logistics nodes around the globe. We announced $461 million of development starts in 2020 and made progress on our existing pipeline. We began a development project in Auckland, New Zealand, build to suit projects for Ahold Delhaize in Plainville, Connecticut and Lancaster, Pennsylvania and a build to suit expansion project in Russellville, Arkansas with Conagra. We also executed on expansion opportunities in Calgary, Canada and in Lurgan, Northern Ireland that we identified when we acquired Nova Cold and Agro, respectively. For all of these projects, we expect to achieve returns in line with previous developments and we continue to maintain a large pipeline of future opportunities.

We funded this outsized growth prudently – by match funding each transaction and maintaining a low leveraged balance sheet that allows us to capitalize on attractive opportunities as we source them. This year, we accessed the equity capital markets, utilizing forward components when possible, and expanded our multicurrency revolving line of credit. Later in the year, we completed an institutional private placement of €750 million of senior unsecured notes as part of the financing for Agro. This debt priced at a weighted average coupon of 1.63% - which we believe speaks to the inherent value and stability of our business model. As we look ahead, we will continue to work to maintain a very competitive cost of capital.

We also continue to act responsibly given our core mission serves the public good as we maintain the integrity of the food supply and reduce food waste. The United Nations estimates that globally, approximately 14% of food produced is lost between harvest and retail, with this number being closer to 25% in developing markets without advanced temperature controlled supply chains. In contrast, Americold is able to effectively eliminate food spoilage and waste in our facilities. We also focus on energy sustainability, as power is our second largest operating expense. Excluding our 2020 acquired facilities, over 95% of our legacy Warehouse Segment portfolio is now certified Gold or Silver in the Global Cold Chain Alliance’s Energy Excellence Recognition program. We continue to harness new technology in our facilities, including variable frequency drives, improved blast freezing technology, LED lighting, solar power and rainwater harvesting, to reduce our energy consumption and reliance on municipal water. Additionally, we work closely with our customers to optimize their supply chains with a focus on reducing transportation mileage to decrease carbon emissions.

We were inspired by the dedication and of our team members who worked tirelessly throughout this year. We take our responsibility to our associates very seriously with respect to safety and 2020 was our sixth consecutive year with a reduction in our total recordable incident rate. We invested significantly in COVID-related sanitation, PPE, safety programs and other health safety measures. We also paid an appreciation bonus to our frontline associates this past summer, and we continue to invest in training and advancement programs to promote from within our teams.

As we sit now in 2021, we are encouraged by the progress of COVID vaccinations and expect there will be an extended transition period as individual states, regions and countries around the globe seek a new normal way of living. In the meantime, our team is focused on serving our approximately 5,000 customers across the globe, in all parts of the food supply chain. We believe 2020 proved that our core business is resilient, with demand growth coming from consumption growth, particularly in perishable foods, and continued supply chain optimization. At the same time, barriers to entry remain high, and we believe that our global network of 238 temperature controlled facilities, located in 13 countries on four continents and supported by 16,000 associates and a single, centralized operating system, would be very difficult to replicate today.

In closing, we thank our customers who partner with us on their temperature-controlled supply chain needs, our associates for their commitment to us and their communities, and our Board for their ongoing counsel. Finally, we thank our shareholders for entrusting us with their capital.

Sincerely,

Fred W. Boehler
Chief Executive Officer, President and Trustee
April 9, 2021

AMERICOLD REALTY TRUST
10 Glenlake Parkway, Suite 600
Atlanta, Georgia 30328
_______________________
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held May 19, 2021
____________________________
The 2021 ANNUAL MEETING of the shareholders of Americold Realty Trust, a Maryland real estate investment trust (the “Company”), will be held at the Company’s offices at 10 Glenlake Parkway, South Tower, Suite 700, GA 30328 on May 19, 2021 at 4:00 p.m. for the following purposes:
1.To elect eight Trustees to serve as members of the Board of Trustees (the “Board”) until the Annual Meeting of Shareholders to be held in 2022 and until their successors are duly elected and qualified;
2.    To hold an advisory (i.e. non-binding) vote on a resolution to approve the compensation of the Company’s named executive officers;
3.    To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2021; and
4.    To transact such other business as may properly come before the Annual Meeting.
The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice of Annual Meeting of Shareholders.
The Board has fixed the close of business on March 22, 2021 as the record date for the Annual Meeting. Only shareholders of record as of the close of business on that date are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.
Proxies are being solicited by the Board. Reference is made to the Proxy Statement included in our proxy materials for further information with respect to the business to be transacted at the Annual Meeting.
Please complete and promptly return your proxy in the manner provided. Doing so will not prevent you from voting in person at the Annual Meeting. It will, however, help to assure a quorum and to avoid added proxy solicitation costs.
By Order of the Board of Trustees
James C. Snyder, Jr.
Secretary
Atlanta, Georgia
April 9, 2021
Please Complete and Return Your Signed Proxy Card

Proxy Summary
This summary highlights some of the items discussed in this Proxy Statement but it does not cover all of the information contained in this Proxy Statement and which you should consider before voting. You are encouraged to read the entire Proxy Statement before voting.

General Information

Meeting:    Annual Meeting of Shareholders    Record Date:    March 22, 2021
Date:    Wednesday, May 19, 2021        Time:        4:00 p.m. Eastern Daylight Time
                                                                         Location:    10 Glenlake Parkway, South Tower
    Suite 700
    Atlanta, GA 30328

Corporate Website: www.americold.com
Investor Relations Website: ir.americold.com
The information found on, or otherwise accessible through, our website is not incorporated by reference into, nor does it form a part of, this Proxy Statement.

Voting Items and Board Recommendations
Item to be voted on:                                    Board Recommendation:
Proposal 1: Election of Eight Trustee Nominees                        FOR each nominee
Proposal 2: Advisory Vote on Compensation of Named Executive Officers (Say-On-Pay)        FOR
Proposal 3: Ratification of Ernst & Young LLP as our Independent Accounting Firm for 2021    FOR

Our Board has a breadth of experience and diversity of perspective and background as reflected below. For more information about our Board, please see “Proposal 1: Election of Trustees.”

Trustee Nominees

				Board Experience
Name	Age	Trustee Since	Independent	Finance & Accounting	Real Estate	REITs	Capital Markets	Logistics	International	Company Senior Leadership
Fred W. Boehler	53	2015						✓	✓	✓
George J. Alburger, Jr.	73	2010	✓	✓	✓	✓	✓		✓	✓
Kelly H. Barrett	56	2019	✓	✓	✓	✓	✓		✓	✓
Antonio F. Fernandez	61	2019	✓	✓				✓	✓	✓
James R. Heistand	69	2018	✓	✓	✓	✓	✓			✓
David J. Neithercut	65	2019	✓	✓	✓	✓	✓			✓
Mark R. Patterson	60	2018	✓	✓	✓	✓	✓		✓	✓
Andrew P. Power	41	2018	✓	✓	✓	✓	✓		✓	✓

Performance Highlights:
•Revenue increased 11.4% over prior year
•Total Shareholder Return (including dividends) (“TSR”) of 8.9% in 2020
•Completed over $2.6 billion of strategic acquisitions, including entry into new markets in Europe, Canada and Chile, while bolstering our market position in the U.S. and Australia.

•Announced expansion and development starts with an aggregate expected cost of approximately $461 million and adding approximately 43 million cubic feet of warehouse space.

Compensation Highlights:
•Compensation practices designed to attract, motivate and retain top talent
•Incentive compensation aligned with long-term interests of shareholders
•Mix of long-term equity incentives with time-based and performance based awards
•Meaningful share ownership guidelines for Trustees and executives

Governance Highlights:
•Role of Chairman and CEO separated
•All Trustees (except CEO) and all committee members are independent
•22% of 2020 Trustees are women
•Board is not classified; each Trustee is up for election every year
•No shareholder rights plan or poison pill provisions
•Majority vote standard for Trustee elections
•Anti-hedging/pledging policy
•Share ownership requirements for Trustees and executive officers
•Nominating and Corporate Governance Committee oversees ESG policies
•2020 Environmental, Social and Governance Report detailing our sustainability commitment is available on our website

AMERICOLD REALTY TRUST
PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 19, 2021

GENERAL INFORMATION

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Trustees (the “Board”) of Americold Realty Trust, a Maryland real estate investment trust (the “Company”), for use at the Company’s 2021 Annual Meeting of Shareholders (the “Annual Meeting”) to be held at the offices of the Company at 10 Glenlake Parkway, South Tower, Suite 700, Atlanta, GA 30328, on May 19, 2021 at 4:00 p.m., local time, and any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders and more fully discussed herein. The Board has fixed March 22, 2021 as the record date for the Annual Meeting (the “Record Date”). Only shareholders of record at the close of business on the Record Date shall be entitled to notice of and to vote at the Annual Meeting. We are distributing to our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) on or about April 9, 2021.

You are entitled to vote if you were a shareholder of record of the Company’s common shares of beneficial interest, $0.01 par value per share (the “common shares”), on the Record Date. You may vote your common shares in person at the Annual Meeting or, if a proxy is properly executed and received by the Company prior to voting at the Annual Meeting, the common shares represented thereby will be voted at the Annual Meeting or any adjournment or postponement thereof in accordance with the instructions marked thereon. Management does not intend to bring any matter before the Annual Meeting other than as set forth in the accompanying Notice of Annual Meeting of Shareholders and is not aware of anyone else who intends to do so. Should any other matter properly come before the Annual Meeting, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Annual Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such other matters.

Notice Regarding the Availability of Proxy Materials

In accordance with the rules of the Securities and Exchange Commission (the “SEC”), rather than mailing a printed copy of our proxy materials to each shareholder of record or beneficial owner, we are furnishing our proxy materials, including this Proxy Statement and the proxy card, by providing access to these materials on the Internet. Shareholders will not receive printed copies of the proxy materials unless they request them. Printed copies will be provided upon request at no charge. We expect to mail this Proxy Statement, together with a proxy card, to those shareholders entitled to vote at the Annual Meeting and who have requested paper copies on or about April 9, 2021, or, if later, within three business days after our receipt of such request.

We expect to make this Proxy Statement available on the Internet on or about April 9, 2021, and to mail the Notice of Internet Availability to all shareholders of record on or about April 9, 2021. A similar notice will be sent by brokers and other nominees who hold shares on behalf of beneficial owners. We are providing the Notice of Internet Availability in lieu of mailing the printed proxy materials and are instructing shareholders as to how they may: (1) access and review the proxy materials on the Internet; (2) submit their proxy; and (3) receive printed proxy materials. All shareholders will be able to access all of the proxy materials on the website referred to in the Notice of Internet Availability or request to receive a printed set of the proxy materials. The proxy materials will be available free of charge, and the Notice of Internet Availability will provide instructions as to how shareholders may access and review all of the important information contained in the proxy materials (including the Company’s Annual Report on Form 10-K for the year ended December 31, 2020) over the Internet or through other methods detailed on the website. The website will also contain instructions as to how to vote their common shares by Internet or over the telephone. Shareholders may request printed copies of the proxy materials to be delivered by mail or electronically by e-mail on an ongoing basis by following the instructions in the Notice of Internet Availability. A request to receive proxy materials in printed form via mail or electronically by e-mail will remain in effect until such time as the submitting shareholder elects to terminate it.

This proxy statement and our 2020 Annual Report on Form 10-K for the year ended December 31, 2020 are also available at www.americold.com in the Investors section under “Financials - SEC Filings.”

Quorum

In order to constitute a quorum for the conduct of business at the Annual Meeting, shareholders entitled to cast a majority of all votes eligible to be cast must be present at the Annual Meeting in person or by proxy. Common shares represented at the Annual Meeting in person or by proxy but not voted on one or more proposals will be counted in determining the existence of a quorum at the Annual Meeting. On the Record Date, the Company had 252,511,518 common shares outstanding and entitled to vote at the Annual Meeting.

Voting of Shares

A majority of the votes cast at the Annual Meeting shall be effective to approve any other matter properly before the Annual Meeting unless more than a majority of the votes cast is required by the Company’s Bylaws or applicable law. Each holder of common shares is entitled to one vote per share held of record by such holder on the Record Date. You may vote your common shares by attending the Annual Meeting and voting in person. Please note that if your common shares are held by a broker, bank, or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from the broker, bank or other nominee. If you choose not to attend the Annual Meeting, you may still vote your common shares by authorizing your proxy via the Internet, by telephone or by mailing a completed proxy card.

A properly completed proxy, if received in advance of the voting and not revoked, will be voted at the Annual Meeting according to the instructions contained therein. Unless otherwise directed, your common shares will be voted by the proxy holders named on the proxy card:

•FOR the election of all Trustee nominees;
•FOR the resolution approving on a non-binding, advisory basis, the compensation of the Company’s named executive officers (“Say-On-Pay”); and
•FOR ratifying the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2021.

Abstentions and broker “non-votes” are deemed to be present at the Annual Meeting for the purpose of determining whether a quorum is constituted, but are not deemed to be votes cast at the Annual Meeting. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner has not received instructions from the beneficial owner and does not vote on a particular proposal because the nominee chooses not to exercise, or does not have, discretionary voting power on that item because the matter is not “routine” under rules of the New York Stock Exchange (the “NYSE”). The election of the eight Board nominees named in this Proxy Statement and the proposal to approve on an advisory, non-binding basis the compensation of our named executive officers (“NEOs”) listed in the Summary Compensation Table appearing on page 44 of this Proxy Statement do not qualify as “routine” under the NYSE rules. The ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for 2021 does qualify as a “routine” matter under the NYSE rules and, accordingly, a nominee holding shares for a beneficial owner will have discretionary authority to vote on that matter in the absence of instructions from the beneficial owner.

Abstentions and broker “non-votes” will affect each of the proposals described in this Proxy Statement as follows:

Proposal Number	Item	Votes Required for Approval	Abstentions	Broker Non-Votes	Board Voting Recommendation
1	Election of eight Trustees	Majority of votes cast	Not Counted	Not Voted	FOR EACH
2	Approve on a non-binding, advisory basis, the compensation for the named executive officers (“Say-On-Pay”)	Majority of votes cast	Not Counted	Not Voted	FOR
3	For ratifying the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm	Majority of votes cast	Not Counted	Not Voted	FOR

Revocability of Proxies

Any shareholder giving a proxy following the procedures specified in the Notice of Internet Availability has the power to revoke that proxy at any time prior to its exercise. If you are the registered owner of your common shares, you may revoke a previously submitted proxy by voting over the Internet or by telephone at a later time. If your common shares are held by a nominee and you have provided instructions to that nominee, you may revoke those directions according to the notification you received from the nominee.
Attendance at the Annual Meeting

Attendance at the Annual Meeting or any adjournment thereof is limited to shareholders of record of the Company at 5:00 p.m. Eastern Daylight Time on the Record Date and guests of the Company. If you plan to attend the Annual Meeting in person, for security reasons you must notify the Company by e-mail to investor.relations@americold.com that you plan to attend in person. If you are a shareholder of record at such time, your name will be verified against a list of shareholders of record prior to your admittance to the Annual Meeting or any adjournment or postponement thereof. Please be prepared to present photo identification for admission. If you hold common shares in street name, you will need to provide proof of beneficial ownership, such as a brokerage account statement, a voting instruction form with respect to the Annual Meeting provided by the custodian of your common shares or other similar evidence of beneficial ownership, as well as photo identification. Please note that if your common shares are held in street name and you intend to vote in person at the Annual Meeting, you must also provide a “legal proxy” provided by the custodian of your common shares.

PROPOSAL 1 – ELECTION OF TRUSTEES
Pursuant to the Company’s Bylaws the maximum number of Trustees is fixed at fifteen. The Board currently consists of nine members, each of whom is serving a one-year term or until such Trustee’s successor is duly elected and qualified. The Board’s Nominating and Corporate Governance Committee identifies and recommends a slate of individuals for service on the Board and the Board either approves or rejects such nominees.
The Board and the Nominating and Corporate Governance Committee select Trustee nominees based on their integrity, relevant experience, judgment, intelligence, character, achievements, willingness and ability to devote sufficient time to Board activities and duties and their availability to serve on the Board for a sustained period. The Nominating and Corporate Governance Committee believes that each nominee for the Board should be well-versed in leadership, corporate governance, strategic oversight, and shareholder advocacy in order to serve as an effective member of the Board. The Nominating and Corporate Governance Committee believes that the Board should consist of individuals from varied educational and professional experiences and backgrounds who, collectively, provide effective oversight of, and meaningful counsel to, management.

We believe that each of the nominees for election to the Board meets the criteria established by the Board and the Nominating and Corporate Governance Committee.

The Board has nominated each of Fred W. Boehler, George J. Alburger, Jr., Kelly H. Barrett, Antonio F. Fernandez, James R. Heistand, David J. Neithercut, Mark R. Patterson and Andrew P. Power to serve as Trustees (the “Nominees”). Each of the Nominees is currently serving as a Trustee of the Company, and each Nominee has consented to be named as a nominee in this Proxy Statement. Michelle MacKay, who is currently on the Board, is not standing for reelection at the Annual Meeting. We expect that each Nominee will serve as a Trustee if elected. However, if any Nominee is unable to accept his or her election, the proxies will vote for the election of such other person or persons as the Board may recommend.

Recommendation of the Board
The Board unanimously recommends a vote “FOR” each of the Nominees.
INFORMATION REGARDING THE NOMINEES
The following table sets forth certain information as of April 1, 2021 regarding the Nominees, all of whom are currently members of the Board (“Trustees”). There are no family relationships among any of our Trustees or executive officers.

Name	Age	Position(s)
Fred W. Boehler	53	Chief Executive Officer, President and Trustee
George J. Alburger, Jr.*	73	Trustee
Kelly H. Barrett*	56	Trustee
Antonio F. Fernandez*	61	Trustee
James R. Heistand*	69	Trustee
David J. Neithercut*	65	Trustee
Mark R. Patterson*	60	Trustee, Chairman of the Board
Andrew P. Power*	41	Trustee
* Our Board has determined that this individual is independent for purposes of NYSE listing standards.

The following biographical descriptions set forth certain information with respect to the eight Nominees for election as Trustees, based on information furnished to the Company by such persons. The following information is as of the Record Date, unless otherwise indicated.
Fred W. Boehler Trustee since 2015

Mr. Boehler has served as our President and Chief Executive Officer (“CEO”) and as a member of our Board since December 2015. Prior to that, he served as our Chief Operating Officer from February 2013 until December 2015. Before joining our team, Mr. Boehler was a Senior Vice President at Supervalu, Inc. (now a part of United National Foods, Inc., NYSE: UNFI) from March 2009 to February 2013 and held various positions at Borders Group, Inc. from November 1999 to March 2009, last serving as Senior Vice President, Logistics & Procurement. Mr. Boehler received his bachelor’s degree from Wright State University and his Master of Business Administration from Northern Illinois University. We believe Mr. Boehler’s years of experience with us and other logistics companies, his comprehensive knowledge of our business and inside perspective of our day-to-day operations qualify him to serve on our Board.

George J. Alburger, Jr. Trustee since 2010

Mr. Alburger has served as a member of our Board since May 2010. He serves on the board of trustees of Pennsylvania REIT (NYSE: PEI) since June 2016 and serves on the board of Exeter Property Group, a private real estate investment management firm. Mr. Alburger served as the Chief Financial Officer and Treasurer of Liberty Property Trust (NYSE: LPT) from May 1995 until June 2016 and also served as an Executive Vice President of Liberty from 2000 to December 2006. Prior to that, Mr. Alburger was employed by EBL&S Property Management, Inc. from 1982 to 1995, departing as an Executive Vice President. Prior to joining EBL&S in 1982, Mr. Alburger was a senior manager at Pricewaterhouse LLP. Mr. Alburger is a certified public accountant. He received his bachelor of science in accounting from St. Joseph’s University. We believe Mr. Alburger’s financial and accounting background, deep industry knowledge and years of experience qualify him to serve on our Board.
Kelly H. Barrett                                 Trustee since 2019
Ms. Barrett joined our Board of Trustees in May 2019. She currently serves on the board of directors of The Aaron’s Company, Inc. (NYSE: AAN), a leading omnichannel provider of lease-purchase solutions, and Piedmont Office Realty Trust (NYSE: PDM), a real estate investment trust. In addition, from 2011 to 2016, she served on the board of directors of State Bank Financial Corporation, which merged into Cadence Bancorporation (NYSE:CADE). Prior to her retirement in December 2018, Ms. Barrett was employed by The Home Depot, Inc. (NYSE:HD) for sixteen years, commencing in January 2003, serving in various roles of increasing responsibility, finally as Senior Vice President - Home Services. Prior to her employment by The Home Depot, Ms. Barrett was employed by Cousins Properties Incorporated (NYSE:CUZ) for eleven years in various senior financial roles, including ultimately that of Senior Vice President - Chief Financial Officer. During that time, she was active in the National Association of Real Estate Investment Trusts (NAREIT) as an Accounting Committee Co-Chairperson and member of the Best Financial Practices Council. She has been a licensed CPA in Georgia since 1988. Ms. Barrett is a graduate of The Georgia Institute of Technology with a Bachelor of Science in Industrial Management with a concentration in Accounting. We believe Ms. Barrett’s extensive experience in retail operations as well as her significant financial and real estate industry expertise qualify her to serve on our Board.

Antonio F. Fernandez Trustee since 2019

Mr. Fernandez has served as a member of our Board since May 2019. Mr. Fernandez currently is currently President of AFF Advisors, LLC, a consulting firm specializing in helping clients with supply chain operational improvements, as well as supporting merger and acquisition due diligence and integrations. He previously served as Executive Vice President and Chief Supply Chain Officer at Pinnacle Foods, Inc., now a part of Conagra Brands, Inc., from February 2011, through June 2016. At Pinnacle, Mr. Fernandez had overall corporate responsibility for the end-to-end supply chain, including procurement, manufacturing, customer service, warehousing, and distribution. He also oversaw Pinnacle’s continuous improvement, network optimization, innovation commercialization, food quality and safety programs. Prior to joining Pinnacle in 2011, Mr. Fernandez was Senior Vice President Operational Excellence at Kraft Foods Inc., following its acquisition of Cadbury, PLC in March 2010, where he oversaw the development and implementation of best practices across global operations. Mr. Fernandez was with Cadbury, PLC from 1998 to 2010 in a series of senior management positions, including Chief Supply Chain Officer, where he was responsible for all aspects of the company’s global supply chain. Mr. Fernandez’s early career included positions in manufacturing, distribution, procurement and engineering with The Procter & Gamble Co., and PepsiCo, Inc. Mr. Fernandez is currently on the boards of Utz Brands, Inc. (NYSE:UTZ) and Green Rabbit Holdings, Inc., a privately-held logistics fulfillment company for perishable, refrigerated and frozen foods, and is a trustee of Lafayette College. He previously served on the boards of Liberty Property Trust (NYSE:LPT), until its acquisition by Prologis, Inc. (NYSE: PLD) and Collier Creek (NYSE:CCH), a SPAC that combined with UTZ Quality Foods to form UTZ Brands, Inc., in August, 2020. Mr. Fernandez received a Bachelor of Science in Chemical Engineering from Lafayette College. We believe Mr. Fernandez’s extensive experience in global supply chain management, his engineering and operations background and significant industry knowledge, including our customer base, as well as his other Board experiences, qualify him to serve on our Board.
James R. Heistand                                  Trustee since 2018
Mr. Heistand has served as a member of our Board since January 2018 and served as Lead Independent Trustee from January 2018 to March 2019. Mr. Heistand has served as the President and Chief Executive Officer of Parkway Property Investments, LLC since October 2017. Before that, he served as President and Chief Executive Officer of Parkway Properties, Inc. from April 2012 until October 2016 and President and Chief Executive Officer of Parkway, Inc. from October 2016 until October 2017. He has been a member of the board of directors of Parkway Property Investments, LLC since 2016 and was a member of the board of directors of Legacy Parkway from December 2011 until 2016. Prior to joining Legacy Parkway, Mr. Heistand founded and served as chairman of Eola Capital LLC, a privately owned property management company, since its inception in 2000. Mr. Heistand is a member of the chairman’s circle of the real estate advisory board for the Warrington College of Business Administration at the University of Florida. Mr. Heistand graduated from the University of Florida with a Bachelor of Science in Real Estate Finance. We believe Mr. Heistand’s deep experience in real estate strategic planning, investment, development and asset management qualifies him to serve on our Board.
David J. Neithercut Trustee since 2019

Mr. Neithercut joined our Board in May 2019. He served as Chief Executive Officer of Equity Residential (NYSE: EQR) from January 2006 until his retirement in December 2018 and as President from May 2005 to September 2018. He was Executive Vice President - Corporate Strategy from January 2004 to May

2005, and Executive Vice President and Chief Financial Officer from February 1995 to August 2004. Mr. Neithercut has served as a trustee of Equity Residential since 2006, as a trustee of Public Storage (NYSE: PSA) since January 2021 and is a former director of General Growth Properties, Inc., now a part of Brookfield Realty Partners. Mr. Neithercut is a former Chair of the Executive Board of National Association of Real Estate Investment Trusts (NAREIT) and received NAREIT’s 2018 Industry Leadership Award, honoring a REIT executive who has made a significant and lasting contribution to the growth and betterment of the industry. Mr. Neithercut received his bachelor’s degree from St. Lawrence University and a Masters in Business Administration from the Columbia University Graduate School of Business. We believe that Mr. Neithercut’s financial and real estate industry expertise, his extensive experience with publicly-traded REITs and the REIT industry qualify him to serve on our Board.
Mark R. Patterson                                 Trustee since 2018
Mr. Patterson has served as a member of our Board since January 2018 and as Chairman of the Board since March 2019. He is currently President of MRP Holdings, LLC and has served in that role since leaving Merrill Lynch in January 2009 where he served as a real estate consultant. From October 2010 until March 2016, Mr. Patterson was also Chairman, and until January 2015 Chairman and Chief Executive Officer, of Boomerang Systems, Inc., a manufacturer of automated parking systems. Until January 2009, Mr. Patterson was a Managing Director and the Head of Real Estate Global Principal Investments at Merrill Lynch, where he oversaw real estate principal investing activities of the firm. Mr. Patterson joined Merrill Lynch in April 2005 as the Global Head of Real Estate Investment Banking and in 2006 also became Co-Head of Global Commercial Real Estate at the firm, which encompassed real estate investment banking, principal investing and mortgage debt. Prior to joining Merrill Lynch, Mr. Patterson spent 16 years at Citigroup where he was the Global Head of Real Estate Investment Banking from 1996 to 2005. He is an Advisory Director of Investcorp, Inc. (BSE: INVCORP) and a Senior Advisor to Rockefeller Capital Management. He served as a member of the board of directors for General Growth Properties, now a part of Brookfield Realty Partners, from 2011 to 2017, and is currently a member of the board of directors for UDR, Inc. (NYSE: UDR) since 2014, a member of the board of directors of Digital Realty Trust, Inc. (NYSE: DLR) since 2016 and a member of the board of directors of Paramount Group (NYSE: PGRE) since 2018. He has a Bachelor of Business Administration from the College of William and Mary and a Masters of Business Administration from the Darden School of Business at the University of Virginia. He is also a certified public accountant. We believe Mr. Patterson’s financial and real estate industry expertise, extensive experience working with public companies in the real estate industry and experience on the boards of directors of public companies qualify him to serve on our Board.
Andrew P. Power                                 Trustee since 2018
Mr. Power has served as a member of our Board since January 2018. He is the Chief Financial Officer of Digital Realty Trust, Inc. (NYSE: DLR) and has served in that role since May 2015. Prior to joining Digital Realty, Mr. Power was employed by Merrill Lynch from 2011 to April 2015, where he last served as Managing Director of Real Estate, Gaming and Lodging Investment Banking, and was responsible for relationships with over 40 public and private companies. Mr. Power was employed by Citigroup Global Markets Inc. from 2004 to 2011 where he last served as Vice President. During his career, Mr. Power has managed the execution of public and private capital raises in excess of $30 billion, including the then-largest REIT IPO, and more than $19 billion of merger and acquisitions transactions. Mr. Power is Chairman of National Association of Real Estate Investment Trusts (NAREIT) Multinational U.S. REIT Council. Mr. Power received a Bachelor of Science in Analytical Finance from Wake Forest University.

We believe Mr. Power’s significant experience in the financial and real estate industries, as well as his international experience, qualify him to serve on our Board.

TRUSTEE COMPENSATION
Overview of Trustee Compensation
Our Board has adopted a compensation program, for our non-employee Trustees that was in effect for calendar 2020 (the “Trustee Compensation Program”). The Trustee Compensation Program provides an annual cash retainer of $65,000 (or $175,000 for the chairperson of the Board) and an annual equity award of $100,000 (or $175,000 for the chairperson of the Board) in the form of either restricted stock units (“RSUs”) or operating partnership profit units (“OP Units”) at the option of the Trustee, in each case having a one-year vesting period for each non-employee Trustee serving on our Board. The program also provides for additional annual cash retainers for service on Board committees, as follows: $20,000 for the chairperson of our Audit Committee and $10,000 for the other members of our Audit Committee; $15,000 for the chairperson of our Compensation Committee and $7,500 for the other members of our Compensation Committee; $12,500 for the chairperson of our Nominating and Corporate Governance Committee and $6,250 for the other members of our Nominating and Corporate Governance Committee; and $20,000 for the chairperson of our Investment Committee and $10,000 for the other members of our Investment Committee. In addition, we reimburse all Trustees for reasonable out-of-pocket expenses incurred in connection with the performance of their duties as Trustees, including, without limitation, travel expenses in connection with their in-person attendance at Board and committee meetings.
2020 Trustee Compensation Table
The following table provides details with respect to the 2020 compensation for our non-employee Trustees:

Name(1)	Fees earned or paid in cash(2)	Stock awards(3)	All other compensation(4)	Total
George J. Alburger, Jr.	$91,250	$100,018	$47,644	$238,912
Kelly H. Barrett	82,500	100,018	3,684	186,202
Antonio F. Fernandez	81,250	100,018	4,653	185,921
James R. Heistand	90,000	100,018	8,050	198,068
Michelle M. MacKay(5)	75,590	100,018	4,796	180,404
David J. Neithercut	90,330	100,018	4,695	195,043
Mark R. Patterson	187,500	175,058	20,817	383,375
Andrew P. Power	82,500	100,018	6,011	188,529
(1)     Fred W. Boehler, our President and CEO, is not included in the above table as he is an employee of the Company and does not receive compensation for his service as a Trustee. All compensation paid to Mr. Boehler for his service to the Company is reflected in the Summary Compensation Table in this Proxy Statement.
(2)     Amounts as applicable reflect annual cash retainers, committee chair fees and committee fees in each case paid in respect of 2020 services. For all non-employee Trustees, fourth quarter 2020 fees are included in the amounts, but were paid in January 2021.
(3)     Reflects the aggregate fair value of restricted stock units computed in accordance with FASB ASC Topic 718.
(4)     Amounts reflect dividend equivalents paid on RSUs awarded under the 2010 and 2017 Long Term Incentive Plans for Mr. Alburger, and dividend equivalents paid for the RSUs and distributions on the OP Units awarded for all the Trustees. Amount also includes other travel costs for board meetings during 2020.
(5) Ms. MacKay is not standing for reelection to the Board at the Annual Meeting.

BOARD STRUCTURE, LEADERSHIP AND RISK MANAGEMENT

We have structured our corporate governance in a manner we believe closely aligns our interests with those of our shareholders. Notable features of our corporate governance include the following:

•All of our Trustees (except our CEO) are “independent” in accordance with NYSE listing standards;
•Each of our Audit, Compensation and Nominating and Corporate Governance Committees is composed of Trustees that are “independent” in accordance with NYSE listing standards;
•Our independent Trustees meet regularly in executive session without the presence of our officers;
•Our Board is not classified and each of our Trustees is subject to re-election annually;
•We utilize a majority vote standard in Trustee elections;
•All three of our Trustees serving on our Audit Committee qualify as “audit committee financial experts” as defined by the SEC; and
•We have opted out of the Maryland business combination and control share acquisition statutes, and in the future will not opt in without the affirmative vote of a least a majority of the votes cast on the matter by shareholders entitled to vote generally in the election of Trustees.
The Board is chaired currently by Mr. Patterson, and Mr. Boehler serves as our principal executive officer. Our Board believes that separating the roles of chairman and principal executive officer provides us with strong independent governance and allows our principal executive officer to focus on the leadership and management of our business. Our Amended and Restated Bylaws (“Bylaws”) and corporate governance guidelines, however, provide us with the flexibility to consolidate these roles in the future, permitting the roles of chairman and principal executive officer to be filled by one individual. This provides our Board with flexibility to determine whether these two roles should be combined in the future based on our needs and our Board’s assessment of our leadership structure from time to time. Our Board will re-evaluate its leadership structure on an ongoing basis and may change the structure as circumstances warrant.
There are no material legal proceedings to which any Trustee, officer or affiliate of the Company, any shareholder of record or beneficial owner of more than 5% of the Company’s common shares, or any associate of any such Trustee, officer or affiliate of the Company is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.
Executive Sessions of Non-Management Trustees
At meetings of the Board, our independent Trustees generally meet in executive session without management present. Board committees also generally meet in executive session without management present. In the event of a special meeting, the independent Trustees will meet in executive session if circumstances warrant.

Board Meetings
Our Board held eight regularly scheduled and special meetings in 2020. The Trustees attended numerous other meetings, conferences and working sessions supplementing the number of official meetings and acted by unanimous written consent nine times during 2020. Each of our Trustees attended in excess of 75% of the Board meetings and meetings of committees on which he or she served that were held during the period in 2020 that he or she served on the Board. Each Trustee is expected to attend the annual meetings of shareholders and all Trustees attended the 2020 Annual Meeting.
Trustee Share Ownership Guidelines
We have adopted share ownership guidelines for our non-employee Trustees, which require our non-employee Trustees to hold common shares having a market value equal to or greater than five times their annual cash retainer (not including any additional committee retainers or Chairman of the Board retainers). Our current non-employee Trustees have until January 23, 2023 (the five year anniversary of our IPO) to achieve these share ownership requirements or, in the case of a new non-employee Trustee, five years from his or her election to the Board.

BOARD COMMITTEES
Our Board has four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Investment Committee. Each committee has the composition, duties and responsibilities set forth in its respective charter and summarized below and is comprised only of members who are “independent” in accordance with NYSE listing standards. Members serve on these committees until their resignations or until otherwise determined by our Board. The charter of each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee is available on our website at www.americold.com. In the future, the Board may establish other committees, as it deems appropriate, to assist it with its responsibilities.

Committee Membership
	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Investment Committee
George J. Alburger, Jr.	✓*		✓
Kelly H. Barrett	✓	✓
Antonio F. Fernandez			✓	✓
James R. Heistand		✓*		✓
Michelle M. MacKay			✓
David J. Neithercut		✓		✓*
Mark R. Patterson			✓*
Andrew P. Power	✓	✓
# of 2020 Meetings	7	5	3	17
    *Committee Chair

Audit Committee

Our Board has adopted a written charter for our Audit Committee that complies with NYSE listing standards. The primary purpose of our Audit Committee is to assist the Board’s oversight of:

•The integrity of our financial statements;
•Our internal financial reporting and compliance with our financial, accounting and disclosure controls and procedures;
•The qualifications, engagement, compensation, independence and performance of our independent registered public accounting firm;
•Our independent registered public accounting firm’s annual audit of our financial statements and the approval of all audit and permissible non-audit services;
•The performance of our internal audit function;
•Our legal and regulatory compliance; and
•The approval of related party transactions.

Our Audit Committee is also responsible for overseeing the Company’s risk management efforts, which include, among other things, oversight of cybersecurity risks.

Our Board has determined affirmatively that (i) each of Mr. Alburger, Ms. Barrett and Mr. Power qualifies as an “Audit Committee financial expert” as such term has been defined by the SEC in Item 407(d)(5) of Regulation S-K and (ii) each member of our Audit Committee is “financially literate” as that term is defined by NYSE listing standards and meets the definition for “independence” for the purposes of serving on our Audit Committee under NYSE listing standards and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Compensation Committee

Our Board has adopted a written charter for our Compensation Committee that complies with NYSE listing standards. The primary purposes of our Compensation Committee are to:

•    Set the overall compensation philosophy, strategy and policies for our executive officers and Trustees;
•    Annually review and approve corporate goals and objectives relevant to the compensation of our CEO and other key Associates and evaluate performance in light of those goals and objectives;
•    Review and determine the compensation of our Trustees, CEO and other executive officers;
•    Make recommendations to our Board with respect to our incentive and equity-based compensation plans; and
•    Review and approve employment agreements and other similar arrangements between us and our executive officers.

Our Board has determined affirmatively that each member of our Compensation Committee meets the definition for “independence” for the purpose of serving on our Compensation Committee under applicable rules of the NYSE and each member of our Compensation Committee meets the definition of a “non-employee trustee” for the purpose of serving on our Compensation Committee under Rule 16b-3 of the Exchange Act.

Nominating and Corporate Governance Committee

Our Board has adopted a written charter for our Nominating and Corporate Governance Committee that complies with NYSE listing standards. The primary purposes of our Nominating and Corporate Governance Committee are to:
•    Recommend to our Board for approval the qualifications, qualities, skills and expertise required for Board membership;
•    Identify potential members of our Board consistent with the criteria approved by the Board and select and recommend to the Board the Trustee nominees for election at annual meetings of shareholders or to otherwise fill vacancies;
•    Evaluate and make recommendations regarding the structure, membership and governance of the committees of the Board;
•    Develop and make recommendations to our Board with regard to our corporate governance policies and principles, including development of a set of corporate governance guidelines and principles applicable to us;
•    Oversee the annual review of our Board’s performance, including committees of our Board; and
•    Develop and oversee the Company’s environmental, social and governance (”ESG”) policies.

Prior to each annual meeting at which Trustees are to be elected, the Nominating and Corporate Governance Committee recommends to the Board for nomination by the Board such candidates as the Nominating and Corporate Governance Committee has found, in its judgment, to be well qualified and willing and able to serve. In the event of a vacancy on the Board, the Nominating and Corporate Governance Committee recommends to the Board for election by the Board to fill such vacancy, a prospective member that the Nominating and Corporate Governance Committee in the exercise of its judgment, has found to be well qualified and willing and able to serve.

The Nominating and Corporate Governance Committee seeks candidates who will combine a broad spectrum of backgrounds, experience, skills and expertise and who would make a significant contribution to the Board, Americold and our shareholders. Although we do not have a formal, written diversity policy, the Nominating and Corporate Governance Committee seeks a diverse group of director candidates, including with respect to age, gender, ethnic background and national origin.

In addition, the Nominating and Corporate Governance Committee will consider trustee nominee recommendations received from shareholders and such recommendations will be subject to the same criteria as are candidates nominated by the Nominating and Corporate Governance Committee. For more information on how shareholders can nominate Trustee candidates, see “Additional Information - Shareholder Proposals.”

Our Board has determined affirmatively that each member of our Nominating and Corporate Governance Committee meets the definition of “independence” under NYSE listing standards.

Investment Committee

Our Board has adopted a written charter for our Investment Committee. The Investment Committee assists the Board in fulfilling its responsibilities relating to strategic planning, development opportunities, expansion opportunities and investments for the Company and its subsidiaries. The Investment Committee evaluates and oversees development and expansion opportunities, acquisitions and growth capital expenditures on behalf of the Company. The Investment Committee also considers the risks associated with specific transactions as a part of determining whether to recommend a particular transaction to the Board for approval, if required by the Company’s then current management protocols and approval matrix. Each member of the Investment Committee is independent.

CORPORATE GOVERNANCE
Governance Documents
The Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee charters, along with the Corporate Governance Guidelines, Code of Business Conduct and Ethics and Supplier Code of Conduct adopted by the Board, are available on the Company’s website www.americold.com on the Investors – Governance site. The 2020 Environmental, Social and Governance Report is available on our website under “About Us - Sustainability/ESG.” In addition, these documents are available to any shareholder who requests a copy from our Investor Relations Department at 10 Glenlake Parkway, South Tower, Suite 600, Atlanta, GA 30328, or by e-mail at investor.relations@americold.com. Any information on the Company’s websites is not and should not be considered as a part of this Proxy Statement and is not incorporated herein by reference.
Board and Committee Evaluations
The Nominating and Corporate Governance Committee oversees the evaluation of the Board and committees. As a general rule, the Board and each committee conducts an annual self-evaluation by means of written questionnaires completed by each member of the Board and each committee member. The responses are summarized and provided to the Board and each committee in order to facilitate discussion and examination of the effectiveness of the Board, each committee, each individual Trustee, the structure of the Board and committees and areas for improvement. The Nominating and Corporate Governance Committee establishes the evaluation process and may determine to utilize an independent third-party evaluation process from time to time in the future.

Communications by Shareholders and Other Interested Parties

Shareholders of the Company and other interested parties may send communications to the Board as a whole or to its non-management members as a group. Communications to the Board should be addressed to the “Board of Trustees”. The communication should be further addressed “c/o Americold Realty Trust, 10 Glenlake Parkway, South Tower, Suite 600, Atlanta, Georgia 30328 to the attention of the Office of the Chief Legal Officer”. The Board may not be able to respond directly to shareholder inquiries and, as a result, the Board has developed a process to aid it in managing shareholder inquiries.

As a general rule, the Chief Legal Officer and Secretary will review shareholder inquiries in the normal performance of his or her duties and forward such correspondence to the Board or non-management Trustees periodically. The Board, in fulfilling its responsibilities, oversees the management of the Company and it does not participate in day-to-day management functions or business operations. Accordingly, it may not be in the best position to respond to inquiries concerning these matters. Inquiries unrelated to the duties and responsibilities of the Board will not be forwarded to the Chairman or any other member of the Board.

Any communication that is relevant to the conduct of our business and is not forwarded will be retained for one year and will be made available to any member of the Board upon request. The Board grants to the Chief Legal Officer and Secretary discretion to decide what correspondence will be shared with management and communications with respect to personnel issues may be shared with the human resources department.

Risk Oversight
Our Board is responsible for overseeing our risk management process. Our Board and its committees have adopted policies and processes that foster effective board oversight of critical matters such as strategy, risk management, including cybersecurity, financial and other controls, environmental, social and governance considerations, compliance and management succession planning. Our Board focuses on our general risk management strategy and the most significant risks facing us, and it ensures that appropriate risk mitigation strategies are implemented by management. Our Board is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters and significant transactions.
Our Board delegates to our Audit Committee oversight of our risk management process. Our other Board committees also consider and address risk as they perform their respective committee responsibilities. All committees report to the full Board as appropriate, including when a matter rises to the level of a material or enterprise level risk.
The Compensation Committee reviews the executive compensation program, including an assessment of risk, with the assistance of an outside compensation consultant. For a more detailed discussion, please see the “Compensation Discussion and Analysis” section of this Proxy Statement.
Our management is responsible for day-to-day risk management. This oversight includes identifying, evaluating and addressing potential risks that may exist at the enterprise, strategic, financial, operational, cybersecurity, compliance and reporting levels.
Code of Business Conduct and Ethics
We have adopted a Code of Business Conduct and Ethics applicable to all of our Associates, including our principal executive, financial and accounting officers and all persons performing similar functions. A copy of that Code is available on our corporate website at www.americold.com. Any amendments to the Code of Business Conduct and Ethics or waivers of the Code for any of our Trustees, executive officers or officers will be posted on our corporate website promptly following the date of such amendment or waiver.
Human Rights Statement
We have adopted a Human Rights Statement applicable to all of our Associates and third parties with whom we do business. The Human Rights Statement conforms to the United Nations Principles on Business and Human rights and the United Nations Declaration of Human Rights. A copy of that Statement is available on our corporate website at www.americold.com.
Supplier Code of Conduct
We have adopted a Supplier Code of Conduct applicable to all of our suppliers, their employees, agents, and subcontractors while conducting business with or on behalf of the Company. A copy of the Supplier Code of Conduct is available on our corporate website at www.americold.com.
Management Succession
The Board oversees the recruitment, development and retention of executive talent and plans for the succession of the CEO and other members of the Company’s senior management team. The Board has regular and direct exposure to the senior leadership of the Company. The Compensation Committee oversees the succession planning process.
Compensation Committee Interlocks and Insider Participation
None of our executive officers currently serves, or in the past year has served, on the compensation committee or board of directors of any other company of which any members of our Compensation Committee or any of our Trustees is an executive officer.

ENVIRONMENTAL STEWARDSHIP, SOCIAL RESPONSIBILITY AND GOVERNANCE
Sustainability Highlights
Corporate responsibility and sustainability are key elements of the Company’s global strategy and are integral to its goal of acting as a responsible corporate citizen. The Company is focused on its financial results and creation of shareholder value. However, we are committed to achieving these results in a way that respects the environment and the local communities in which we operate and in which our Associates live. We believe that a sustainable future is essential to ensuring the health and well-being of our people, the users of our services and the communities that we touch. The Company’s 2020 Environmental, Social and Governance (“ESG”) Report can be found on the Company’s website at www.americold.com under “About Us - Sustainability/ESG” and contains additional information about our ESG programs.
We are a vital member of the food supply chain. Food safety and security and minimizing food waste are key aspects of our business purpose. Every Americold facility follows global food safety and quality standards. Our programs include strict temperature control, cleaning and sanitation, allergen control, preventive maintenance and pest control, all aimed at ensuring the quality and safety of food in our care and prevention of food waste. Food waste between harvest and retail causes significant loss and our priority is to minimize food waste, which impacts how we receive, preserve, store and distribute our customers’ products. We constantly seek to balance the needs of our customers with regulatory compliance and the requirements of the Global Food Safety Initiative.
Operation of temperature-controlled warehouses is by its nature an energy intensive enterprise. However, we seek to provide value to society and to our business by strategically focusing on reducing our energy consumption and equivalent carbon emissions. We have been recognized by the Global Cold Chain Alliance’s Energy Excellence Recognition Program as the number one cold storage logistics company achieving Energy Excellence, with 161 of our facilities being awarded gold or silver certifications. We have been named a Food Logistics magazine’s Top Green service provider for each of the last four years.
We seek solutions to reduce our environmental footprint to preserve our natural resources, reduce waste and save energy through our utilization of energy-efficient equipment and processes, energy generating systems, demand response programs, real-time energy monitoring and metering and rainwater harvesting to reduce demand on municipal water systems. By focusing on environmental efficiency through the implementation of cost-effective design in our development of new properties, expansions, upgrades of existing facilities, and our increasing use of renewable energy, we are able to reduce our energy costs, deliver products and services which help us attract and retain customers and generate cash flow while reducing operational risk. Americold launched its long-term solar strategy in 2013 and at the end of 2020, manage a total of five solar projects supplying power to five Americold facilities. The facilities acquired in the Hall’s acquisition also include solar generation capability. We have an additional four solar projects under development in California that are scheduled to come online in 2021. We have completed installation of one natural gas fuel cell facility and continue to evaluate additional sites for other opportunities. We have made significant progress on replacing less efficient metal halide and florescent lighting systems with motion-activated LED lighting, converting 108 of our legacy facilities to further reduce our kWh usage. In total, from 2018 through 2020, Americold has made significant investments in sustainability projects, completing 46 individual projects reducing KWh and our overall metric ton carbon-dioxide emissions (MTCO2E). These projects have resulted in a reduction of over 12,000 MTCO2E.
Energy efficiency is only one aspect of Americold’s commitment to environmental stewardship. Cold storage facilities utilize significant amounts of water in the cooling process. We are committed to reducing water usage and operate seven rainwater harvesting systems, allowing us to reduce our reliance on municipal water at these facilities, reducing wastewater treatment costs and storm water runoff. In just one facility since implementation in mid-2020, municipal water usage has been reduced by 1.6 million gallons, with full year reduction of approximately 6 million gallons expected, resulting in decreased waste water treatment and water softening costs, with an expected reduction of 71,000 pounds of water softener salt per year.
We continue to evaluate and utilize these and other energy saving equipment and processes, including, among others, anaerobic digestion to create renewable energy, solar and wind, in our facilities in order to utilize energy more efficiently, thereby reducing our energy costs and the impact of our operations on the environment. Our internal Energy Awards Program incentivizes our local teams to be accountable for their energy usage. This program provides a mechanism through which management and our Board can monitor progress against our strategic sustainability goals and manage associated risks.
Social Responsibility
We are committed to supporting the communities in which we live and work. Our work in our local communities is critical to our business purpose. Locations are the key to our business and to have a strong presence in critical locations requires that we foster and maintain good working relationships with the communities in which our facilities are located. By investing in our communities through volunteerism and charitable programs we create relationships that benefit our Associates, our customers and our shareholders. The Company supports numerous charitable contribution programs providing corporate and local site level contributions and support to various charities, including Feed the Children, Hero Box and the Susan G. Komen Foundation. In addition, the Company focuses on human capital management to promote diversity and inclusiveness in our workforce. We sponsor our Americold University to help build our talent pool through training and development of our Associates.
Corporate Governance
Good governance is key to building our business long-term. By ensuring strong oversight at all levels of the Company, we continue to build on our strong foundation, creating value for our shareholders and supporting sustained financial and operating performance.
We are committed to maintaining strong governance practices, and we believe that the Company has created a shareholder-friendly corporate governance structure which we believe aligns our interests with the interests of our shareholders as highlighted below:
•All of the members (except the CEO) of our Board are independent
•The roles of Chairman and CEO are separated
•Each member of our Audit, Compensation, Nominating and Corporate Governance, and Investment Committees is independent
•All members of our Audit Committee are financial experts

•Our Board contains a diverse mix of gender, geography, backgrounds, skill set, tenure and experience
•The Company does not have a classified board; each member of the Board stands for election every year
•The Company has elected to opt out of the Maryland business combination statute and control share acquisition statute
•The Company has no shareholder rights plan or poison pill provision
•Our Board holds executive sessions of independent Trustees
•Our Board conducts annual Board and committee self-evaluations
•Our Board has established codes of conduct for Trustees, executives and Associates
•The Company has established Trustee and executive stock ownership and holding requirements
•Trustees and executives are prohibited from pledging or hedging our common shares
•The Company has adopted a Sustainability Report, which can be seen on our website: www.americold.com under the “About Us - Sustainability/ESG.”

INFORMATION REGARDING EXECUTIVE OFFICERS
The following table sets forth certain information regarding our current executive officers as of April 1, 2021. There are no family relationships among any of our executive officers.

Name	Age	Position(s)
Fred W. Boehler	53	Chief Executive Officer, President and Trustee
Marc J. Smernoff	47	Chief Financial Officer and Executive Vice President
Carlos V. Rodriguez	53	Chief Operating Officer and Executive Vice President
Robert S. Chambers	38	Chief Commercial Officer and Executive Vice President
James A. Harron	50	Chief Investment Officer and Executive Vice President
Sanjay Lall	61	Chief Information Officer and Executive Vice President
James C. Snyder, Jr.	57	Chief Legal Officer, Executive Vice President and Secretary
David K. Stuver	54	Executive Vice President, Supply Chain Solutions
Thomas C. Novosel	62	Chief Accounting Officer and Senior Vice President
Marc J. Smernoff

Mr. Smernoff has served as our Chief Financial Officer and Executive Vice President since August 2015. Prior to that, he served as our Chief Administrative Officer and Executive Vice President from August 2014 until August 2015. From August 2004 through April 2015, he served as a Director at The Yucaipa Companies, LLC. Prior to joining Yucaipa, from 2003 to 2004 he was a Manager in the Transaction Services group at KPMG, and from 2000 through 2002, he was an associate at Wells Fargo Securities. Mr. Smernoff was a member of our Board from March 2008 until December 2009. Mr. Smernoff is a member of the National Association of Real Estate Investment Trusts (NAREIT) Best Financial Practices Council and Multinational U.S. REIT Council. Mr. Smernoff is a Certified Public Accountant. He received his bachelor’s degree from the University of California, Santa Barbara and his M.B.A. from the UCLA Anderson School of Management.

Carlos V. Rodriguez

Mr. Rodriguez joined Americold as Executive Vice President and Chief Operating Officer in September 2018. Prior to that, he was Senior Vice President, Distribution and Global Transportation Services for Big Lots Stores (NYSE: BIG) from June 2012 to August 2018. Prior to joining Big Lots Stores, he served as Vice President of Supply Chain Operations for Office Depot (NASDAQ: ODP) from April 1998 to May 2012. Mr. Rodriguez earned his bachelor’s degree in Operations Management from DeVry University of Chicago and received his M.B.A. from Loyola University of Chicago. He served on the Leader Advisory Council for the Retail Industry Leadership Association (RILA) and is a Regional Board Member of Make-A-Wish Foundation.
Robert S. Chambers

Mr. Chambers re-joined Americold in January of 2020 as Executive Vice President and Chief Commercial Officer. Prior to that he served as the Chief Financial Officer of Saia LTL Freight (NASDAQ: SAIA) from May of 2019 through January of 2020. Mr. Chambers previously served as Americold’s Vice President, Commercial Finance from September of 2013 through April of 2019. Before originally joining Americold, Mr. Chambers was the Senior Director of Finance for CEVA Logistics from 2010 through 2013. Prior to that, he was a Manager in the Audit and Advisory practice at KPMG. Mr.

Chambers is a Certified Public Accountant.  He received both his bachelor’s degree and his Masters of Accounting degree from Stetson University.

James A. Harron

Mr. Harron joined Americold as Executive Vice President and Chief Investment Officer in September 2018. Prior to that, he was Co-founder and President of Metro Storage International and Managing Director of Capital Markets of Metro Storage LLC from May 2012 to September 2018. Prior to Metro Storage, Mr. Harron was Senior Vice President, Investments for Equity International from June 2007 to January 2011. He received his bachelor’s degree from Georgetown University and his M.B.A. from the University of Chicago Booth School of Business.

Sanjay Lall

Mr. Lall has served as our Executive Vice President and Chief Information Officer since April 2019. Mr. Lall previously served as the Vice President and Global Chief Information Officer for Interface, Inc. (NYSE: TILE), from May 2012 to April 2019. Before joining Interface, Mr. Lall held the role of Chief Information Officer and Vice President for Tyco/SimplexGrinnell, now part of Johnson Controls (NYSE: JCI), from April 2006 to April 2012. Mr. Lall graduated from the University of Miami with a Master of Science in Computer Science, and he holds a Bachelor of Commerce (Honors) in Accounting and Finance from the University of Delhi, India.

James C. Snyder, Jr.

Mr. Snyder has served as our Chief Legal Officer and Executive Vice President since March 2018. Prior to joining our team, Mr. Snyder served as the Chief Legal Officer to Pet Retail Brands, Inc. (a privately-held company) from 2015 to 2018. Prior to that, Mr. Snyder served as Senior Vice President, General Counsel and Secretary, to Family Dollar Stores, Inc., now Dollar Tree, Inc. (NASDAQ: DLTR), from 2009 until 2015. Before joining Family Dollar Stores, Inc., Mr. Snyder was employed by The Home Depot, Inc. (NYSE: HD) from 2001 until 2009, where his last position was Vice President and Associate General Counsel for Legal and Risk Management. Mr. Snyder received his bachelor’s degree from Wake Forest University and received his juris doctorate with Honors from the George Washington University Law School.
David K. Stuver
Mr. Stuver has served as our Executive Vice President, Supply Chain Solutions, since January 2020. Prior to that Mr. Stuver also held responsibility for Business Development since September 2018. From January 2013 to September 2018, Mr. Stuver served as our Senior Vice President, Distribution Support. Before joining our team, he was Vice President of Engineering at Supervalu, Inc. (now a part of United Natural Foods, Inc., NYSE: UNFI) from December 2010 to February 2013 and served as Director of Engineering at Borders Group, Inc. from February 2004 to November 2010. Mr. Stuver received his bachelor’s degree from the Georgia Institute of Technology and received his master’s degree in Systems Management from the University of Southern California.

Thomas C. Novosel
Mr. Novosel has served as our Chief Accounting Officer and Senior Vice President since October 2013. Prior to joining our team, Mr. Novosel served as Chief Accounting Officer at Equity Lifestyle Properties

(NYSE: ELS) from April 2012 to April 2013. From April 2010 to March 2012, he was an Audit Partner at Mueller & Company. From August 2005 to August 2009, Mr. Novosel was the National Managing Partner for the Construction, Real Estate and Hospitality practice at Grant Thornton. From April 2001 to October 2004, he served as Chief Accounting Officer at Apartment Investment and Management Company (NYSE: AIV). Prior to that he was an Audit Partner at Ernst & Young LLP. Mr. Novosel is a Certified Public Accountant. He received his bachelor’s degree in public accounting from Loyola University of Chicago.

PROPOSAL 2 – ADVISORY VOTE ON THE COMPENSATION
OF THE NAMED EXECUTIVE OFFICERS (“SAY-ON-PAY VOTE”)
Under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, our shareholders are entitled to vote at the Annual Meeting to approve, on an advisory basis, the compensation of the Company’s Named Executive Offices (“NEOs”) as disclosed in this Proxy Statement pursuant to the rules of the SEC. This shareholder vote on the compensation of our NEOs is an advisory recommendation only and is not binding on the Company, our Board or our Compensation Committee. At last year’s annual meeting, over 99.1% of the votes cast were cast to approve executive compensation.
Below are summaries of key business highlights and executive compensation highlights from 2020, which the Board believes support a vote in favor of the Say-On-Pay proposal.
2020 Business Highlights
During 2020, we continued our history of strong revenue and earnings growth. Among other accomplishments, we:
•Provided strong returns to our shareholders, with a TSR of 8.9% for 2020
•Grew total revenues by 11.4%
•Grew total company NOI by 15.3%
•Achieved strong same store constant currency growth
•Closed six acquisitions, adding 62 facilities and approximately 342 million cubic feet of storage
•Established strategic footprints in Europe and Canada through acquisitions and in Brazil through a joint venture; and
•Grew our network to over 1.4 billion cubic feet.

2020 Executive Compensation Highlights
As described more fully in the “Compensation Discussion and Analysis” of this Proxy Statement, our executive compensation program is designed to reward superior corporate performance as well as individual NEO contributions to the Company’s annual and long-term goals.
In support of those goals, we:
•Pay for performance;
•Include both annual cash incentives and long-term incentives to balance our performance;
•Seek to align our compensation program with the interests of our shareholders; and
•Target above-budget performance and set aggressive goals.
The Board is asking our shareholders to vote in favor of our NEO compensation as described in this Proxy Statement. This Say-On-Pay proposal allows our shareholders to express their opinion with respect to our NEOs’ compensation. However, this vote is not intended to focus on any particular item of compensation but is rather intended to address the overall compensation of our NEOs and the philosophy, policies, and practices underlying the compensation of our NEOs as described in this Proxy Statement. While the vote is advisory only, and not binding on the Company, the Board or the Compensation Committee. However, the Compensation Committee, which is responsible for the overall design and administration of our executive compensation program, and the Board as a whole, value the opinion of our shareholders as expressed in this Say-On-Pay vote. The outcome of this vote will be considered in future compensation decisions.
Therefore, we ask that the shareholders vote “FOR” the following resolution:

“RESOLVED, that the shareholders of Americold Realty Trust approve, on a non-binding, advisory basis, the compensation of the named executive officers as described in the Company’s Proxy Statement for its 2021 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the SEC under ‘Compensation Discussion and Analysis’ and the compensation tables and the narrative discussion following the compensation tables.”
Recommendation of the Board
The Board unanimously recommends a vote “FOR” the advisory resolution approving the compensation of our named executive officers.

PROPOSAL 3– RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021, and the Board has directed that management submit the appointment of Ernst & Young LLP for ratification by the shareholders at the Annual Meeting. This vote is to ratify prior action by the Audit Committee and will not be binding on the Audit Committee. However, the Audit Committee may reconsider its prior appointment or consider the results of this vote when it determines to appoint the Company’s independent auditors in the future.
The Audit Committee is responsible for the appointment, retention, compensation and oversight of the Company’s independent auditors for the purpose of conducting annual audits, issuing audit reports and performing reviews and other services. The independent auditors report directly to the Audit Committee and the Audit Committee meets in executive session with the independent auditors at each regular Audit Committee meeting.
The Audit Committee evaluates the performance of the independent auditors each year and determines whether to retain the current auditors or to consider other audit firms. As a part of this evaluation, the Audit Committee considers the quality and efficiency of the services provided and the firm's knowledge and expertise in the Company’s industry. Based on this evaluation, the Audit Committee appointed Ernst & Young LLP to serve as the Company’s independent public accounting firm for the year ending December 31, 2021. Ernst & Young LLP has audited the financial statements of the Company and its subsidiaries since 2010.
The Audit Committee is ultimately responsible for negotiation of the audit fees associated with the services performed by its independent auditors. The fees we paid to Ernst & Young LLP in 2019 and 2020 are presented in the table below.
Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement should they wish to do so. The representatives are expected to be available to respond to appropriate questions from shareholders.
Recommendation of the Board
The Board unanimously recommends that shareholders vote “FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent, registered public accounting firm.

Fees Billed to the Company by Ernst & Young LLP
Ernst & Young LLP served as the Company’s independent registered public accounting firm for the fiscal years ended December 31, 2020 and 2019. During 2020 and 2019, the aggregate fees for services provided by Ernst & Young LLP in the following categories were as follows:

	2020	2019
Audit Fees(1)	$5,955,578	$6,501,177
Audit-Related Fees(2)	537,000	965,931
Tax Fees(3)	4,875,101	986,263
All Other Fees(4)	97,000	—
Total Fees	$11,464,679	$8,453,371
(1)    Audit Fees consisted primarily of fees for audits of the Company’s annual financial statements, the reviews of our quarterly financial statements and internal control over financial reporting and registration statement related services performed pursuant to SEC filing requirements.
(2)    Audit-Related Fees in 2019 related to due diligence services in connection with the Cloverleaf and Nova Cold acquisitions and other potential transactions and in 2020 in connection with the Newport Cold, Caspers, AM-C, Hall’s and Agro Merchants acquisitions and other potential transactions.
(3)    Tax Fees consisted of fees related to tax compliance services, acquisition tax due diligence and structuring, tax planning and transfer pricing services.
(4) All Other Fees consist of permitted corporate finance assistance and permitted advisory services.
Pre-Approval of Services
Pursuant to its Policy for Pre-Approval of Independent Auditor Services, the Audit Committee pre-approves all audit and permissible non-audit services proposed to be performed by the Company’s independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is required in order to assure that the provision of such services is consistent with the SEC’s rules on auditor independence. The policy provides for general pre-approval of certain specified services and specific pre-approval of all other permitted services and proposed services exceeding pre-approved cost levels. The policy authorizes the Audit Committee to delegate pre-approval authority with respect to permitted services to one or more of its members. Any member or members to whom authority is delegated must report any pre-approval decisions to the full Audit Committee at its next scheduled meeting.
AUDIT COMMITTEE REPORT
The Audit Committee of the Board oversees the financial reporting process of the Company, on behalf of the Board, consistent with the Audit Committee’s written charter. Management has the primary responsibility for preparation of the Company’s consolidated financial statements in accordance with generally accepted accounting principles and the reporting process, including disclosure controls and procedures and the system of internal control over financial reporting. The Company’s independent registered public accounting firm is responsible for auditing the annual financial statements prepared by management. The Audit Committee has reviewed and discussed with management and the Company’s independent registered public accounting firm, Ernst & Young LLP, the Company’s audited financial statements for the year ended December 31, 2020. Prior to the commencement of the audit, the Audit Committee discussed with the Company’s management and independent registered public accounting firm the overall scope and plan for the audit. Subsequent to the audit and each of the quarterly reviews, the Audit Committee discussed with the independent registered public accounting firm, with and without management present, the results of their examinations and reviews, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of specific judgments and the clarity of disclosures in the consolidated financial statements.
In addition, the Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by the Public Company Accounting Oversight Board and the SEC. The Audit Committee also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence. The Audit Committee discussed with the independent registered public accounting firm its independence from the Company and considered the compatibility of non-audit services with its independence.
Based upon the reviews and discussions referred to in the foregoing paragraphs, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC.
The foregoing report has been furnished by the Audit Committee as of February 18, 2021.
George J. Alburger, Jr. – Chair
Kelly H. Barrett
Andrew P. Power
The information contained in this Audit Committee Report shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing (except to the extent that we specifically incorporate this information by reference) and shall not otherwise be deemed “soliciting material” or “filed” with the SEC, subject Regulation 14A or 14C, or the liabilities of Section 18 of the Exchange Act (except to the extent that we specifically incorporate this information by reference).
PRINCIPAL SHAREHOLDERS AND MANAGEMENT
The following table sets forth information as of April 1, 2021 regarding the beneficial ownership of our common shares by each person known by us to beneficially own 5% or more of our outstanding common shares, certain significant shareholders, each of our Trustees and NEOs, and all of our Trustees and executive officers as a group.
Beneficial ownership for purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof or to dispose or direct the disposition thereof, or has the right to acquire any such powers within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be the beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Unless otherwise set forth below, the address of each beneficial owner is c/o Americold Realty Trust, 10 Glenlake Parkway, South Tower, Suite 600, Atlanta, GA 30328.

	Number of common shares beneficially owned	Percentage of common shares beneficially owned
5% shareholders:
The Vanguard Group(1)	29,590,661	11.8%
Cohen & Steers, Inc.(2)	21,365,422	8.5%
Blackrock, Inc.(3)	15,225,873	7.4%
APG Asset Management US Inc.(4)	14,664,500	5.8%
Named executive officers and Trustees:
Fred W. Boehler(5)	319,863	*
Marc J. Smernoff(6)	160,174	*
Robert S. Chambers(7)	7,485	*
James A. Harron	14,358	*
Carlos V. Rodriguez(8)	38,661	*
George J. Alburger, Jr.(9)	17,948	*
Kelly H. Barrett(10)	8,991	*
Antonio F. Fernandez	2,991	*
James R. Heistand	59,198	*
Michelle M. MacKay	17,948	*
David J. Neithercut(11)	2,991	*
Mark R. Patterson(12)	20,192	*
Andrew P. Power(13)	17,948	*
All executive officers and Trustees as a group (15 persons)	688,748	*

* Indicates beneficial ownership of less than 1% of our outstanding common shares.
(1) Based solely on information contained in a form 13G/A filed by The Vanguard Group (“Vanguard”) with the SEC on February 9, 2021, Vanguard is an investment manager to various investment funds and as such has investment discretion with respect to the funds. Vanguard has sole voting power with respect to no shares and shared voting power with respect to 585,275 shares. Vanguard has sole dispositive power with respect to 28,840,168 shares and shares dispositive power with respect to 750,493 shares. Vanguard may be deemed to share voting and dispositive power with respect to shares owned by its affiliates. The following subsidiaries of Vanguard each beneficially owns 5% or greater of the shares: Vanguard Asset Management, Inc.; Vanguard Fiduciary Trust Company; Vanguard Global Advisors, LLC; Vanguard Group (Ireland) Limited; Vanguard Investments Australia Ltd.; Vanguard Investments Canada Inc.; Vanguard Investments Hong Kong Limited and Vanguard investments UK, Limited. The address of Vanguard is 190 Vanguard Boulevard, Malvern, PA 19355.

 (2) Based solely on information contained in a Form 13 G filed by Cohen & Steers, Inc. (Cohen & Steers”) with the SEC on February 16, 2021. Cohen & Steers is the parent of Cohen & Steers Capital Management, Inc., an investment advisor registered under Section 203 of the Investment Advisors Act (“C&S Capital Management’), which has sole voting power with respect to 14,511,203 shares and shared voting power with respect to no shares. C&S Capital Management has sole dispositive power with respect to 20,982,095 shares and shared dispositive power with respect to no shares. Cohen & Steers is the parent of Cohen & Steers UK Ltd, which holds sole voting power with respect to 54,320 shares, shared voting power with respect to no shares, sole dispositive power with respect to 383,327 shares and shared dispositive power with respect to no shares. The address of Cohen & Steers is 280 Park Avenue, 14th Floor, New York, NY 10017.

(3) Based solely on information contained in a Form 13G/A filed by Blackrock, Inc. (“Blackrock”) with the SEC on January 28, 2021. Blackrock is the parent of various subsidiaries that hold, in the aggregate, 15,225,873 shares. Of the shares held by Blackrock, it has sole voting power with respect to 14,145,639 shares and sole dispositive power with respect to 15,225,873 shares. The address of Blackrock is 55 E. 52nd Street, New York, NY 10055.

(4) Based solely on information contained in a Form 13G/A filed by APG Management N.V. (“APG NL”) on January 29, 2021, is wholly-owned by APG Group, N.V. (“APG Group”) and is the investment manager with respect to the shares beneficially owned. Pursuant to an Investment Management Agreement, APG NL has delegated its investment and voting power with respect to such shares to APG Asset Management US, Inc. (“APG US”), which is its wholly-owned subsidiary. Stichting Pension Funds ABP is the majority owner of APG Group. By virtue of this relationship each of the Reporting Persons may be deemed to share beneficial ownership of the shares and may be deemed to be a member of a “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended). However, each Reporting Person disclaims beneficial ownership of the shares except to the extent of its pecuniary interest therein.

(5) Consists of 311,433 common shares owned and 8,430 vested OP Units convertible into common shares.
(6) Consists of 157,952 common shares owned and 2,222 vested OP Units convertible into common shares.
(7) Consists of vested OP Units convertible into common shares.
(8) Consists of 36,439 common shares owned and 2,222 vested OP Units convertible into common shares.
(9) Consists of 14,957 common shares owned and 2,991 vested OP Units convertible into common shares.
(10) Consists of 6,000 common shares owned and 2,991 vested OP Units convertible into common shares.
(11) Consists of 2,991 vested OP Units convertible into common shares.
(12) Consists of 14,957 common shares owned and 5,235 OP Units convertible into common shares.
(13) Consists of 14,957 common shares owned and 2,991 OP Units convertible into common shares.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

	As of December 31, 2020
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights(1)(2)	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	2,878,618	$9.81	6,508,415
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	2,878,618(3)	$9.81	6,508,415
(1)        The weighted-average exercise price is calculated based solely on the exercise prices of the outstanding options and does not reflect the shares that will be issued upon the vesting of outstanding awards of RSUs, which have no exercise price.
(2)        The weighted-average remaining contractual term of the Company’s outstanding options as of December 31, 2020 was 4.7 years.
(3)        This number includes 2,878,618 shares for issuance under the Americold Realty Trust 2010 Equity Incentive Plan (the “2010 Plan”), the Americold Realty Trust 2008 Equity Incentive Plan and the Americold Realty Trust 2017 Equity Incentive Plan (the “2017 Plan”), of which 465,498 shares were subject to outstanding options, 2,123,876 shares were subject to outstanding RSU awards and 289,244 shares were subject to outstanding OP Unit awards.
For more information regarding securities authorized for issuance under our equity compensation plans prior to the IPO see Note 15 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020.

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis describes the material elements of our executive compensation program for 2020, providing an overview of our executive compensation philosophy, processes, practices, pay components and pay decisions for our Named Executive Officers (“NEOs”). It provides details on how and why the Compensation Committee of our Board (the “Compensation Committee”) made executive pay decisions for fiscal year 2020.
Our NEOs included our chief executive officer, our chief financial officer and the three next most highly compensated executive officers, who were:

2020 Named Executive Officer	Title
Fred W. Boehler	President and Chief Executive Officer
Marc J. Smernoff	Executive Vice President and Chief Financial Officer
Robert S. Chambers	Executive Vice President and Chief Commercial Officer
Carlos V. Rodriguez	Executive Vice President and Chief Operating Officer
James A. Harron	Executive Vice President and Chief Investment Officer
Business Performance
While the events of 2020 were challenging to us all, we are very proud of the consistency and stability of our core business and Americold’s ability to deliver results to our multiple stakeholders, including our customers, associates and shareholders, and to realize total shareholder return (including dividends) of 8.9% over the previous year.
We continued the execution of our external growth strategy of driving long-term cash flow growth and value for shareholders through $2.6 billion of strategic acquisitions and joint ventures that increased our U.S., Australian and South American presence and continued to expand our global footprint into Canada and Europe.
Some of our financial highlights for 2020 include:
•Total Revenue up 11.4% over prior year
•Core EBITDA up 16.0% over prior year*
•Adjusted Funds from Operations (AFFO) per share up 10.3% over prior year

*See Appendix A to this Proxy Statement for additional information about Core EBITDA, including a reference to our GAAP financial statements.

Executive Compensation Philosophy and Overview
The foundational aim of our executive compensation philosophy is to attract and retain the top talent required to drive our Company forward while ensuring the interests of our executive team and shareholders are strongly aligned. We strive to provide a total compensation package for our executive officers that is reasonable, competitive to market, and allows for flexibility to differentiate pay based on performance and contributions to the overall success of the organization.
We implement our philosophy in many ways including:
•Annually reviewing our executive compensation practices against market data;
•Administering annual performance assessments for our CEO and semi-annual assessments for all our other executives that focus on individual performance against strategic goals and leadership impact;
•Ensuring a significant portion of our NEOs’ compensation is variable pay;
•Providing annual cash incentives tied to Company financial performance and individual objectives that are measurable and align with strategic initiatives of the Company;
•Offering a competitive mix of long-term incentives that have a multi-year vesting period for time-based awards, and a significant emphasis on multi-year total shareholder return performance for performance-based awards that require above median (55th percentile) performance to achieve target;
•Implementing meaningful stock ownership guidelines that align our executives’ interests with those of our shareholders;
•Mitigating risk with our recoupment or “clawback” policy on incentive compensation; and
•Focusing on a competitive range around market rates and assessing the mix of pay components to ensure that it supports a pay-for-performance culture.
We have designed our compensation program to provide our executive officers with a competitive mix of cash and equity in the form of base salary, annual cash bonuses and long-term equity incentives that encourages decision-making that is aligned with the long-term interests of our shareholders. This is accomplished by tying a significant portion of our variable pay components to overall Company financial results, individual performance that aligns with the Company’s core business objectives and awarding equity that is tied to market performance and vests over multi-year periods.
The chart below sets forth the mix of total target compensation in 2020 for our chief executive officer and the average of all other NEOs.
CEO 2020 Target Pay Mix             NEOs 2020 Target Pay Mix

Compensation Best Practices

The Compensation Committee is committed to maintaining industry-leading best practices in the compensation of our NEOs.

Our compensation program is aligned with our short- and long-term performance and reflects best practices to ensure sound corporate governance. As illustrated above, the vast majority of our NEO’s compensation is subject to forfeiture (“at risk”). In addition, with the exception of base salary and time-based RSUs, all compensation is performance-based. NEO’s are also subject to stock ownership guidelines, and the securities they are required to hold under those guidelines will continue to fluctuate with our stock price.

What We Do

✓	Strong emphasis on performance-based compensation with a significant portion of overall compensation tied to Company performance	✓	Compensation Committee, like all of the Board committees, comprised solely of independent directors and advised by independent compensation consultant
✓	Aggressive annual Core EBITDA and Total Shareholder Return Targets	✓	Meaningful share ownership requirements for executives
✓	Mix of annual cash and long-term incentives	✓	Annual Say-on-Pay vote
✓	Annual cash incentives for NEOs limited to 175% payout maximum	✓	Require compensation committee approval of performance results for purposes of NEO compensation
✓	Rigorous and subjective measures tied to both Company and individual performance	✓	Condition severance payments upon a release of claims and compliance with restrictive covenants
✓	Double-trigger change-in-control severance benefits	✓	Robust clawback policy for incentive compensation paid to our executive officers
What We Don’t Do

x	Discount or reprice stock options; permit liberal share recycling or “net share counting” upon exercise of options	x	Guarantee incentive awards for executives
x	Provide incentives that encourage excessive risk-taking	x	Provide single-trigger change in control acceleration of equity awards or severance payments
Process for Determining Executive Compensation
Our Compensation Committee believes that to attract, motivate and retain talented, high-caliber executive officers, we need to provide annual compensation, including cash and equity-based incentives, that is competitive, yet aligns with the interests of our shareholders. Pay-for-performance will continue to be a priority, both through Company financial and market performance, as well as long-term growth and strategic objective attainment.
Role of our Compensation Committee
The Compensation Committee is responsible for approving our executive compensation design, philosophy and overall programs for our NEOs, which include:
•Determining annual and long-term performance goals;
•Setting target compensation;

•Designing incentive compensation programs;
•Determining payouts against performance;
•Reviewing and approving on-going compensation and benefits components; and
•Evaluating and approving equity awards.
The Compensation Committee acts independently, but works closely with our Board, our executive management team and our independent compensation consultant in its decision-making process.
Role of our Independent Compensation Consultant
The Compensation Committee has the discretion to retain its own compensation consultant to assist in carrying out its responsibilities. For 2020, the Compensation Committee continued to engage the services of Meridian Compensation Partners, LLC (“Meridian”), an independent compensation consultant that reports to the Compensation Committee.
Meridian provides the Compensation Committee guidance regarding executive compensation components, including base pay, annual cash incentives and long-term incentives, and how these compare to relevant external market data (1) from compensation surveys, with a focus on the REIT, logistics and transportation industries, and (2) starting with 2021 pay opportunities, a custom peer group of similarly situated companies approved by the Compensation Committee in mid-2020. Meridian also reviews and provides market data on trustee compensation, and gives general advice and support to the Compensation Committee.
Representatives from Meridian attend Compensation Committee meetings as requested, and also communicate with the Compensation Committee outside of these meetings. Meridian meets with members of management periodically to support the process and work with management to develop proposals for the Compensation Committee’s consideration.
Role of our Executive Management Team
To the extent requested, our executive management team provides input on matters to the Compensation Committee as it evaluates, designs and implements our executive compensation program. Our CEO provides recommendations regarding compensation matters with respect to the executive team, but not with respect to his own compensation. The Compensation Committee carefully reviews these recommendations, absent any members of the management team, and consults with the independent compensation consultant before making final determinations to compensation changes. We believe this process ensures that our executive compensation program effectively aligns with our overall executive compensation philosophy and interests of our shareholders.
Say-on Pay Vote and Compensation Actions Taken
At last year’s annual meeting, over 99% of the votes cast were cast to approve executive compensation. As a result of this high approval level, the Compensation Committee believes that shareholders broadly support our compensation policies, and the Compensation Committee continued to apply the same overall principles to determine the amounts and types of executive compensation for 2021.
The Compensation Committee will continue to monitor best practices, future advisory votes on executive compensation and other shareholder feedback to guide it in evaluating our NEO compensation program. The Compensation Committee invites our shareholders to communicate any concerns or opinions on executive pay directly to our Board. Please refer to “Corporate Governance - Communications by Shareholders and Other Interested Parties” for information about communicating to our Board.

Components of Compensation
The following is a discussion of the base salary, annual cash incentive compensation, and long-term equity compensation for our NEOs for 2020.

Element	Purpose	Type	Additional Details
Base Salary	Attract and retain top talent	Cash	Reviewed against the executive’s experience, role within the organization and responsibilities
Annual Cash Incentive	Motivate our executive team to accomplish business/individual performance goals that contribute to the long-term business objectives	Cash	Earned based on attainment of company results and individual strategic objectives: 70% tied to financial goals of the organization; 30% tied to individual objectives
Long-Term Incentive	Retain talent to deliver long-term sustainable performance and align executive rewards with long-term shareholder return	Equity
Mix of time-based and performance-based RSUs accounting for 25% and 75% of the value, respectively

Time-based awards with a multi-year vesting and performance-based awards with a 3-year relative TSR performance metric that must be attained in order to vest

Base Salary
The annual base salary component provides each executive with a fixed minimum amount of annual cash compensation. In establishing base salaries for our NEOs, the Compensation Committee considers the role, experience, overall responsibilities, market compensation data, as well as the NEO’s individual performance and achievement of specific goals that were established for the year. The Compensation Committee reviews base salaries annually. Each year during our annual performance cycle, the CEO assesses the other executives and provides feedback to the Compensation Committee. In addition, the Compensation Committee evaluates the CEO’s performance. The Compensation Committee, on a case-by-case basis, may adjust base salaries during the course of the year outside of the annual review process. Base salary levels also affect annual cash incentive compensation since each NEO’s target bonus opportunity is expressed as a percentage of base salary.
During 2020, after considering applicable market data and performance considerations, the Compensation Committee approved an increase in base salaries to Mr. Rodriguez from $500,000 to $525,000 per year, or a 5% increase; and Mr. Harron from $320,000 to $350,000 per year, or a 9.4% increase. No other NEO received an increase in base salary in 2020.

NEO	Base Salary Beginning of 2020	Base Salary End of 2020	Percentage Change
Fred W. Boehler	$850,000	$850,000	—
Marc J. Smernoff	$525,000	$525,000	__
Robert S. Chambers	$400,000	$400,000	—
Carlos V. Rodriguez	$500,000	$525,000	5.0%
James A. Harron	$320,000	$350,000	9.4%

Annual Incentive Plan
All of our NEOs are eligible to earn an annual cash award under our Annual Incentive Plan (“AIP”) that is tied to both the overall financial performance of the Company and to individual objectives established at the beginning of each year. For 2020, each executive’s annual cash incentive award was determined based upon the achievement of a threshold level of Core EBITDA and such executive’s overall performance against defined strategic objectives.
The key design elements of the 2020 AIP program are as follows:

Component	2020 Design	Rationale
Performance Metric	70% Core EBITDA 30% Individual Objectives	Profitable growth is a key element of our overall strategy, therefore greater weighting is placed on Core EBITDA.

Individual objectives provide for focus on key strategic non-quantitative goals and objectives that support the overall business strategy
Performance and Payout Range	Performance Range: Threshold: 95% of target Maximum: 107.5% of target Payout Range: Threshold: 50% of target Maximum: Up to 175% of target	Important to provide downside protection to mitigate against incentivizing risky behavior with an “all or nothing” approach to performance achievement, and to provide upside opportunity to recognize over-achievement towards aggressive stretch goals.
Funding Mechanism	Funding: 100% Core EBITDA Allocation for NEOs: 70% Core EBITDA 30% Individual Objectives	Maintains Core EBITDA as sole funding mechanism and the primary driver, but allows for individual line of sight; parameters in place to ensure dollars available for individual performance cannot exceed pool available
The Compensation Committee reviews and approves the Company’s financial performance measurement and sets a threshold, target and maximum level of achievement that must be met in order for the AIP to pay out. Threshold is set at 95% of target Core EBITDA and Maximum is set at 107.5% of target Core EBITDA.
At below threshold achievement, no payout would be earned. At threshold achievement, our NEOs can earn 50% of their target, while the maximum payout opportunity is 175% of their target. For any financial performance at or above the threshold level, payouts would be calculated by linear interpolation based on performance levels up to the maximum amount.
During 2020, after considering applicable market data and performance considerations, the Compensation Committee approved an increase in target bonus opportunity to Messrs. Smernoff and Rodriguez from 60% to 75%. No other NEO received an increase in target bonus opportunity in 2020.
The threshold, target and maximum AIP dollars for each of our NEOs in effect as of December 31, 2020 were as follows:

NEO	Target (%)	Threshold ($) 50% of Target	Target ($) 100%	Maximum ($) 175% of Target
Fred W. Boehler	125%	$531,250	$1,062,500	$1,859,375
Marc J. Smernoff	75%	$196,875	$393,750	$689,062
Robert S. Chambers	75%	$150,000	$300,000	$525,000
Carlos V. Rodriguez	75%	$196,875	$393,750	$689,062
James A. Harron	60%	$105,000	$210,000	$367,500
For 2020, the Core EBITDA threshold, target and maximum amounts under our AIP were as follows:

Financial Measurement ($ in millions)	Threshold (95% of Target)	Target	Maximum (107.5% of Target)
Core EBITDA (1)	$414.8	$436.7	$469.4
(1)Core EBITDA, a non-GAAP financial measure, as adjusted for foreign currency fluctuations. See Appendix A.
In 2020, reported Core EBITDA was $425.9 million, or 97.5% of target, however, for purposes of AIP, the Compensation Committee approved a discretionary upward adjustment to Core EBITDA to target to account for foreign currency fluctuations, facility closures and unplanned expenses incurred as a result of the COVID-19 pandemic (including sanitation, protective gear and appreciation bonuses to our non-executive level frontline associates). Accordingly, our as adjusted Core EBITDA was $436.7 million, resulting in an AIP funding at target.
The funding of the AIP for our executives is based on the overall Core EBITDA results. Once the performance results are determined, 70% is allocated to the NEO’s Core EBITDA portion of their bonus. The remaining 30% goes into a pool that is available for distribution based upon achievement of individual objectives. Due to the shift in objectives and priorities that resulted from the COVID-19 pandemic, and based on a recommendation from the CEO, the Compensation Committee approved funding the individual objective portion at target for the NEOs. Likewise, the Compensation Committee approved funding the CEO’s individual objectives at target.
Below are the actual payout details for each of our NEOs for 2020:

NEO	Target AIP ($)	Percent of Target Achievement for Core EBITDA	Actual Payout for Core EBITDA	Actual Payout for Individual Objectives	Total AIP Payout ($)	Total AIP Payout (as % of target)
Fred W. Boehler	$1,062,500	100.0%	$743,750	$318,750	$1,062,500	100.0%
Marc J. Smernoff	$393,750	100.0%	$275,625	$118,125	$393,750	100.0%
Robert S. Chambers	$300,000	100.0%	$210,000	$90,000	$300,000	100.0%
Carlos V. Rodriguez	$393,750	100.0%	$275,625	$118,125	$393,750	100.0%
James A. Harron	$210,000	100.0%	$147,000	$63,000	$210,000	100.0%

Long-Term Incentive Plan
All of our NEOs were eligible to receive equity awards in 2020 under the 2017 Plan, which we refer to as our Long-Term Incentive Plan (“LTIP”). Our LTIP philosophy provides for a target value of equity that varies by role and takes into consideration market data, complexity of role and overall strategic fit. Our

Compensation Committee believes that our LTIP, composed of equity-based compensation awards, enables us to attract, motivate, retain and adequately compensate executive talent.
In 2020, the Compensation Committee approved the award of both time-based restricted stock units (“RSUs”) and performance-based restricted stock units (“PRSUs”) to our NEOs under the Plan. Beginning in 2020, our NEOs had the option to elect Operating Partnership Units, (“OPUs”) rather than restricted stock units, for both their RSUs and PRSUs awards.
OPUs represent a fractional undivided share of an ownership interest in our operating partnership. Subject to the terms of our operating partnership’s amended and restated limited partnership agreement and any additional restrictions included in the applicable award, holders of OPUs will be entitled to distributions, if any, made by our operating partnership with respect to the OPUs. Subject to certain conditions, once vested OPUs may be converted into common units of the operating partnership (“Common Units”). Holders of OPUs have similar voting rights as holders of Common Units, with the OPUs voting as a single class with the Common Units and having one vote per OPU. Each Common Unit acquired upon conversion of a vested OPU may be presented for redemption, at the election of the holder, for cash equal to the then fair market value of a common share of the Company, except that the Company may, at its election, acquire each Common Unit so presented for one common share.
For 2020, after considering applicable market data and performance considerations, the Compensation Committee approved an increase in target value of equity to Mr. Boehler from approximately $2.0 million to $3.2 million. No other NEO received an increase in target value of equity in 2020.
Time-Based RSU or OPU Awards
For 2020, time-based RSU or OPU awards comprised 25% of the total LTIP value granted to our executive officers. These awards will vest ratably, one-third each year, on the first, second and third anniversary of the grant date.
Performance-Based RSU or OPUs Awards
For 2020, PRSUs or performance-based OPUs (“POPUs”) comprised 75% of the total LTIP value granted to our executive officers. Distribution of these awards will be determined based upon a comparison of the Company’s total shareholder return (“TSR”) on a relative basis (target requires above median performance and will be achieved at the 55th percentile) to the MSCI U.S. REIT Index at the end of the applicable performance period (January 1, 2020 – December 31, 2022). The awards will vest, if at all, at the end of a three-year period contingent upon the achievement of the pre-established relative TSR goal.
These awards allow for performance level thresholds based on performance achievement as set forth below. The performance and payout results will be determined by using a linear interpolation between the performance levels.

Performance Level Threshold	Relative Market Performance	Market Performance Vesting
High Level	75th percentile	200% of Target Award
Target Level	55th percentile	100% of Target Award
Threshold Level	30th percentile	50% of Target Award
Below Threshold Level	Below 30th percentile	0% of Target Award
Below are the equity awards granted on March 8, 2020 to our NEOs:

NEO	Grant Date	# Awarded	OPU or RSU	POPU or PRSU	Performance Period
Fred W. Boehler	March 8, 2020	101,255	25,314	75,941	Jan 1, 2020 - Dec 31, 2022
Marc J. Smernoff	March 8, 2020	26,684	6,671	20,013	Jan 1, 2020 - Dec 31, 2022
Robert S. Chambers	January 13, 2020 (1)	17,710	17,710
	March 8, 2020	19,060	4,765	14,295	Jan 1, 2020 - Dec 31, 2022
Carlos V. Rodriguez	March 8, 2020	26,684	6,671	20,013	Jan 1, 2020 - Dec 31, 2022
James A. Harron	March 8, 2020	17,789	4,447	13,342	Jan 1, 2020 - Dec 31, 2022
(1) Mr. Chambers was awarded a one-time time-based equity award upon his re-hire, one-third of which vested on January 9, 2021 and the remainder vest ratably on January 9, 2022 and 2023.

2021 Compensation Insights

Peer Group

During 2020, the Compensation Committee approved a group of peer companies to be used for future benchmarking purposes for target compensation opportunities of certain roles beginning with 2021. The peer group will consist of the following 21 companies which represent a blend of REIT and operating companies.

C.H. Robinson Worldwide, Inc.	Fresh DelMonte Produce Inc.	SpartanNash Company
CubeSmart	Iron Mountain, Incorporated	STAG Industrial, Inc.
CyrusOne Inc.	J.B. Hunt Transport Services, Inc.	The GEO Group, Inc.
Duke Realty Corporation	Life Storage, Inc.	United Natural Foods, Inc.
EastGroup Properties, Inc.	QTS Realty Trust, Inc.	US Foods Holding Corp
Extra Space Storage Inc.	Rexford Industrial Realty, Inc.	W.P. Carey, Inc.
First Industrial Realty Trust, Inc.	Ryder Systems, Inc.	XPO Logistics, Inc.
Other Compensation Programs and Benefits
We provide the opportunity for our NEOs and other executive officers to receive certain health and welfare benefits and other limited perquisites which include:
Health and Welfare Benefits: All NEOs are eligible for medical, dental, vision, short- and long-term disability and life insurance in which the Company pays for the associated premiums. Additionally, NEOs are eligible to receive company-paid executive physicals each year.

401(k) Plan: We offer a defined contribution 401(k) plan (the “401(k) Plan”) to all eligible associates. For our non-unionized associates, we currently match 50% of associate contributions up to 6% of the associate’s pay. Associates who are over age 50 are permitted to contribute additional amounts on a pre-tax basis under the catch-up provision of the 401(k) Plan subject to limitations of the Code. An associate’s deferrals under the 401(k) Plan are 100% vested and non-forfeitable when made to the 401(k) Plan and our matching contributions vest ratably over a five-year period. To ensure we do not discriminate in favor of our Highly Compensated Employees (“HCEs”) during our annual compliance testing, our plan imposes a 5% annual contribution limit for our HCEs.

Deferred Compensation Plan: We maintain a nonqualified deferred compensation plan, with a discretionary Company match, for all associates who meet the eligibility requirements, including all of our NEOs. For further details of the Deferred Compensation Plan, see the “Fiscal Year 2020 Nonqualified Deferred Compensation” section.

Other Benefits: From time to time, we provide limited additional benefits to our executive officers.
All such benefits and perquisites for our NEO are reflected in the “All Other Compensation” and “Fiscal Year 2020 Non-qualified Deferred Compensation” tables.
Double-Trigger Change-In-Control Severance Benefit
In accordance with existing employment agreements, executive officers are entitled to receive severance payments upon certain termination events. No NEO is entitled to cash severance in the event of a change in control unless the executive is also terminated without Cause or for Good Reason as such terms are defined in our employment agreements. For additional details, see the sections titled “Employment Agreements with Named Executive Officers” and the Potential Payments Table on Page 53.

CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our median associate to the annual total compensation of Mr. Boehler, our Chief Executive Officer. We believe that the pay ratio disclosed below is a reasonable estimate and calculated in a manner consistent with the Pay Ratio Rules.

Given no significant change in our employee population or compensation arrangements across our employee base during 2020, we are using the same median employee identified in 2019. The 2020 annual total compensation of the median associate identified by the Company, and as described in further detail below, was $41,955, and the total annual compensation of our CEO was $5,361,400. Based on this information, the ratio of the median annual total compensation of all associates to the annual total compensation of our CEO is 1:128.

The methodology we used in 2019 to identify the median of the annual total compensation of all our associates, as well as to determine the annual total compensation of our “median associate,” was as follows:

•To identify the median Associate, we started with our associate population as of December 1, 2019, which consisted of approximately 12,378 individuals. The total number of U.S. and non-U.S. Associates were 10,768 and 1,610, respectively.
•We then excluded certain non-U.S. associates as permitted under SEC rules, which consisted of 136 Argentina associates, 209 Canadian associates and 213 New Zealand associates. As result of these exclusions, our associate population was 11,820.
•We calculated compensation using total taxable wages (Form W-2 Box 1 or equivalent) paid to our associates in fiscal year 2019. For Australia, we used their taxable wages from the end of their fiscal year which was June 20, 2019.
•We did not annualize compensation for any associates, including any that were not employed by us for all of 2019.
•Foreign salaries were converted to U.S. dollars at the December 31, 2019 exchange rate.
•No cost of living adjustments were utilized in the compensation calculation.

•Once the median associate was identified, we calculated the total compensation for our median associate using the same methodology we used to calculate Mr. Boehler’s total compensation in the Summary Compensation Table for the Fiscal Year 2019.
OTHER COMPENSATION AND GOVERNANCE POLICIES
Clawback Policy
We have adopted a recoupment or “clawback” policy, which allows for recovery of incentive payments and equity awards realized by our NEOs and certain other associates in each case:
•who received incentive-based compensation from the Company during the three-year period preceding the date on which the Company announces that it will prepare an accounting restatement, and
•whose fraud or intentional misconduct gave rise to or contributed to the restatement.
At the Compensation Committee’s discretion, the amount to be recovered from the NEO or associate will be based on the excess, of the incentive-based compensation paid based on the erroneous data over the incentive-based compensation that would have been paid if the financial accounting statements had been as presented in the restatement.
Share Ownership Guidelines
We have adopted share ownership guidelines that require our executive officers, within the later of five years after the adoption of the guidelines or such executive officers’ appointment as such, to hold common shares with a value equal to a specified multiple of base salary.
The ownership levels under our share ownership guidelines are as set forth in the following table:

Position	Minimum Ownership Requirements
Chief Executive Officer	6x annual base salary
Executive Vice Presidents	3x annual base salary
Senior Vice Presidents	1x annual base salary
Hedging and Pledging of Common Shares
Our insider trading policy prohibits our executive officers, Trustees and associates from engaging in any hedging, pledging or monetization transactions involving our securities.
Consideration of Risk
We periodically review our compensation policies and practices for all associates, including executive officers. As part of the review process, we engaged Meridian to conduct a review and analysis of our compensation policies and practices (focused primarily on executive compensation policies and practices) to determine whether or not such policies and practices encourage excessive risk or unnecessary risk-taking. As a result of this review, the Compensation Committee believes that our compensation policies and practices for our associates, including our executive officers, do not encourage excessive risk or unnecessary risk-taking and in our opinion the risks arising from such compensation policies and practices are not reasonably likely to have a material adverse effect on us. Our compensation programs have been balanced to focus our key associates on both short- and long-term financial and operational performance. Some of the key compensation elements that mitigate the potential for excessive risk-taking include:

•The Compensation Committee engages the independent compensation consultant to conduct annual benchmarking of pay for executives; deeper in the organization, our human resources function reviews market norms and competitiveness;
•Our annual incentive plan has both financial goals and individual objectives and a maximum payout that can be earned;
•Our long-term incentive plan, which is both time-based and performance-based, has multi-year vesting and performance requirements, as well as a larger portion awarded as performance-based for our NEOs; all performance-based RSUs or OPUs have a maximum payout limit;
•Existence of a recoupment or “clawback” policy for cash incentives and equity awards;
•Stock ownership guidelines and holding requirements;
•Reasonable severance arrangements; and
•Anti-hedging and anti-pledging policies.
Tax Implications
The Compensation Committee’s policy is to consider the tax treatment of compensation paid to our executive officers while simultaneously seeking to provide our executives with appropriate rewards for their performance. Section 162(m) of the Code historically limited the tax deductibility of annual compensation paid by a publicly held corporation to its “covered employees” as defined in Section 162(m), being its principal executive officer or any of its three other most highly compensated executive officers (other than its principal financial officer), to $1 million, unless the compensation qualified as performance-based compensation under Section 162(m). Under the Tax Cuts and Jobs Act of 2017, this “performance-based” exception was eliminated, and the definition of “covered employees” generally was expanded to cover all current executive officers, including the principal financial officer. These new rules generally apply to taxable years beginning after December 31, 2017, but do not apply to compensation provided pursuant to a written, binding contract in effect on November 2, 2017 that is not modified in any material respect after that date.

Substantially all of the services rendered by our NEOs were performed on behalf of our operating partnership or its subsidiaries. The Internal Revenue Service has issued a series of private letter rulings that indicate that compensation paid by an operating partnership to executive officers of a REIT that serves as its general partner is not subject to limitation under Section 162(m) to the extent such compensation is attributable to services rendered to the operating partnership. We have not obtained a ruling on this issue, but we have no reason to believe that the same conclusion would not apply to us. To the extent that compensation paid to our executive officers is subject to and does not qualify for deduction under Section 162(m), our Compensation Committee is prepared to exceed the limit on deductibility under Section 162(m) to the extent necessary to establish compensation programs that we believe provide appropriate incentives and reward our executives related to their performance.

We have not previously taken the deductibility limit imposed by Section 162(m) of the Code into consideration in making compensation decisions. Since Americold qualifies as a REIT under the Code and is generally not subject to federal income taxes, we believe the payment of compensation that may exceed the deduction limit under Section 162(m) would not have a material adverse consequence to us, provided we continue to distribute 90% of our taxable income. If we make compensation payments subject to Section 162(m) limitations on deductibility, we may be required to make additional distributions to shareholders to comply with our REIT distribution requirements and eliminate our U.S. federal income tax liability or, alternatively, a larger portion of shareholder distributions that would otherwise have been treated as a return of capital may be subject to federal income tax expense as dividend income. Our taxable REIT subsidiaries may not be subject to the same limitations on deduction imposed by Section 162(m).

In addition, as a relatively new public company, we are eligible for transition relief for compensation received from the exercise of stock options granted under a plan that existed prior to the completion of the IPO, including the 2008 Plan and the 2010 Plan. Accordingly, the exercise of stock options granted prior to the expiration of the 162(m) transition period are not expected to be subject to Section 162(m). We expect that our Compensation Committee will review and consider the deductibility of executive compensation under Section 162(m) and may authorize certain payments that will be in excess of the $1 million limitation if our Compensation Committee believes that it needs to balance the benefits of designing awards that are tax-deductible with the need to design awards that attract, retain and reward executive officers responsible for the success of our Company.

2020 SUMMARY COMPENSATION TABLE
The following table sets forth information regarding compensation earned by our NEOs during fiscal years 2020, 2019 and 2018.

Named Executive Officer & Role	Year	Base Salary ($)(1)	Bonus ($)(2)	Equity Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Fred W. Boehler	2020	$850,000	$—	$3,028,791	$1,062,500	$420,109	$5,361,400
President and Chief Executive Officer	2019	850,000	—	2,442,391	934,204	171,328	4,397,923
	2018	850,000	—	3,691,517	1,309,000	102,076	5,952,593
Marc J. Smernoff	2020	525,000	—	798,185	393,750	208,498	1,925,433
Executive Vice President and Chief Financial Officer	2019	525,000	—	982,872	278,863	86,995	1,873,730
	2018	496,154	100,000	1,639,922	406,350	93,534	2,735,960
Robert S. Chambers (6)	2020	380,000	150,000	1,170,147	300,000	52,225	2,052,372
Executive Vice President and Chief Commercial Officer

Carlos V. Rodriguez	2020	518,269	—	798,185	393,750	153,304	1,863,508
Executive Vice President and Chief Operating Officer	2019	500,000	250,000	982,872	261,060	254,080	2,248,012

James A. Harron (6)	2020	341,923	—	532,113	210,000	241,628	1,325,664
Executive Vice President and Chief Investment Officer

(1)     Represents actual base salary paid during the fiscal year.
(2)        For 2020, represents a one-time signing bonus to Mr. Chambers upon joining the Company.
(3)        Amounts represent the aggregate grant date fair value of both the time-based RSUs, OPUs, PRSUs and POPUs (at target) made during each respective year, as computed in accordance with ASC 718. For 2020, the below represents the value of the awards if the lowest and highest level of performance were achieved:

NEO	RSU/OPU Value ($)	Performance RSU/OPU Value ($)
		Threshold	Target	Maximum
Fred W. Boehler	$796,885	$1,115,953	$2,231,906	$4,463,812
Marc J. Smernoff	210,003	294,091	588,182	1,176,364
Robert S. Chambers	750,017	210,065	420,130	840,260
Carlos V. Rodriguez	210,003	294,091	588,182	1,176,364
James A. Harron	139,992	196,061	392,121	784,242
(4)    Represents amounts earned by our NEOs under our AIP. See “Elements of Compensation – Annual Incentive Plan” for the threshold, target and maximum amounts potentially payable to the NEOs under the AIP.
(5)    Amounts in the “All Other Compensation” column include the following:

NEO	Year	401(k) Match ($)	Insurance ($) (a)	Employer Deferred Compensation Contributions ($)(b)	Distributions and Dividend Equivalent ($)(c)	Deferrals ($)(d)	Relocation and Moving Expenses ($)(e)	Other Personal Expenses ($)(f)	Total All Other Compensation ($)
Fred W. Boehler	2020	$7,125	$26,989	—	$383,694	—	—	$2,300	420,108
Marc J. Smernoff	2020	7,125	26,989	—	172,083	—	—	2,300	208,497
Robert S. Chambers	2020	7,125	23,921	—	18,879	—	—	2,300	52,225
Carlos V. Rodriguez	2020	7,125	26,989	—	89,993	—	26,897	2,300	153,304
James A. Harron	2020	7,125	26,989	2,625	60,853	—	141,736	2,300	241,628
(a)    Reflects actual premiums paid for health insurance covered for the eligible NEOs and their families and reimbursement of the NEO (on a pre-tax basis) for the portion of health insurance premiums paid by the NEO.
(b)     Represents discretionary match earned for fiscal year 2020. Employer contributions earned in 2020 will not be funded into the executive’s accounts until the first quarter in 2021.
(c)     Distributions on OPUs and dividend equivalents on RSUs earned in fiscal year 2020 for time-based awards under the LTIP. Total includes dividend equivalents earned for the fourth quarter of 2019, but not paid until the first quarter of 2020, as well as the dividend equivalents earned (at maximum) for the performance period ending December 31, 2020 but not paid until first quarter 2021.
(d)    Reflects earnings recognized on the vested portion of the associate deferrals in the Deferred Compensation Plan.
(e)     Reimbursements for Messrs. Rodriguez and Harron actual expenses incurred for their relocation to Atlanta, Georgia and, in Mr. Harron’s case, temporary housing costs. These expenses were valued on the basis of the aggregate incremental cost to the Company and represent the amount accrued for payment or paid directly to the NEO.
(f)     Reflects the cost of executive physical exams for each eligible NEO in 2020.
(6)    Messrs. Chambers and Harron were not previously NEOs.

GRANTS OF PLAN-BASED AWARDS IN 2020
The following table provides information regarding grants of plan-based awards to each of our NEOs during 2020.

NEO	Grant Date	Estimated future payouts under non-equity incentive plan awards ($) (1)			Estimated future payouts under equity incentive plan awards (#) (2)			All other stock awards; number of securities underlying awards (#)	Exercise or base price of option awards ($/Sh)	Grant date fair value of stock and option awards ($) (3)
		Thresh	Target	Max	Thresh	Target	Max
Fred W. Boehler		531,250	1,062,500	1,859,375	—	—	—	—	$—	$—
	3/8/2020	—	—	—	37,971	75,941	151,882	—	—	2,231,906
	3/8/2020	—	—	—	—	—	—	25,314	—	796,885
Marc J. Smernoff		196,875	393,750	689,063	—	—	—	—	—	—
	3/8/2020	—	—	—	10,007	20,013	40,026	—	—	588,182
	3/8/2020	—	—	—	—	—	—	6,671	—	210,003
Robert S. Chambers		150,000	300,000	525,000	—	—	—	—	—	—
	1/13/2020	—	—	—	—	—	—	17,710		600,015
	3/8/2020	—	—	—	7,148	14,295	28,590	—	—	420,130
	3/8/2020	—	—	—	—	—	—	4,765	—	150,002
Carlos V. Rodriguez		196,875	393,750	689,063	—	—	—	—	—	—
	3/8/2020	—	—	—	10,007	20,013	40,026	—	—	588,182
	3/8/2020	—	—	—	—	—	—	6,671	—	210,003
James A. Harron		105,000	210,000	367,500	—	—	—	—	—	—
	3/8/2020	—	—	—	6,671	13,342	26,684	—	—	392,121
	3/8/2020	—	—	—	—	—	—	4,447	—	139,992
(1)    Represents potential amounts to be earned by our NEOs under our AIP. The actual amounts earned by each NEO are set forth in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation”.
(2)    Represents PRSU/POPUs granted to the NEOs during 2020. The value represents assumed value at target of the awards in 2020. The assumed value at the lowest and highest achievement levels are set forth in the Summary Compensation Table under footnote number three (3).
(3)    Represents grant date fair value of RSU/OPUs and PRSU/POPUs (at target) granted to the NEOs during 2020.

OUTSTANDING EQUITY AWARDS AT 2020 FISCAL YEAR-END
The following table provides information with respect to holdings of stock options and restricted stock units by our NEOs as of December 31, 2020.

NEO	Grant Date	Option Awards				Stock Awards
		# of securities underlying unexercised options - Exercisable	# of securities underlying unexercised options - Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares Unvested	Market Value of Shares - Unvested (1)	Equity Incentive Plan Awards: Number of Unearned Shares - Unvested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares - Unvested (1)
Fred W. Boehler	3/21/2016 (2)	60,000	—	$9.81	12/14/2025	—	—	—	—
	3/21/2016 (3)	—	100,000	$9.81	1/1/2027	—	—	—	—
	3/1/2017 (4)	—	—	—	—	—	—	71,428	$2,666,407
	1/23/2018 (5)	—	—	—	—	52,084	$1,944,296	—	—
	2/26/2018 (6)	—	—	—	—	—	—	71,500	$2,669,095
	12/27/2018 (7)	—	—	—	—	29,405	$1,097,689	—	—
	3/15/2019 (8)	—	—	—	—	—	—	51,282	$1,914,357
	3/15/2019 (9)	—	—	—	—	11,401	$425,599	—	—
	3/8/2020 (10)	—	—	—	—	—	—	75,941	$2,834,878
	3/8/2020 (11)	—	—	—	—	25,314	$944,972	—	—
Marc J. Smernoff	1/23/2018 (5)	—	—	—	—	16,667	$622,179	—	—
	2/26/2018 (6)	—	—	—	—	—	—	37,500	$1,399,875
	12/27/2018 (7)	—	—	—	—	14,617	$545,653	—	—
	3/15/2019 (8)	—	—	—	—	—	—	20,637	$770,379
	3/15/2019 (9)	—	—	—	—	4,588	$171,270	—	—
	3/8/2020 (10)	—	—	—	—	—	—	20,013	$747,085
	3/8/2020 (11)	—	—	—	—	6,671	$249,028	—	—
Robert S. Chambers	1/13/2020 (12)	—	—	—	—	17,710	$661,114	—	$0
	3/8/2020 (10)	—	—	—	—	—	—	14,295	$533,632
	3/8/2020 (11)	—	—	—	—	4,765	$177,877	—	—
Carlos V. Rodriguez	10/1/2018 (6)	—	—	—	—	—	—	28,000	$1,045,240
	3/15/2019 (8)	—	—	—	—	—	—	20,637	$770,379
	3/15/2019 (9)					4,588	$171,270	—	—
	3/8/2020 (10)	—	—	—	—	—	—	20,013	$747,085
	3/8/2020 (11)	—	—	—	—	6,671	$249,028	—	—
James A. Harron	10/1/2018 (6)	—	—	—	—	—	—	18,750	$699,938
	3/15/2019 (8)	—	—	—	—	—	—	13,758	$513,586
	3/15/2019 (9)	—	—	—	—	3,058	$114,155	—	—
	3/8/2020 (10)	—	—	—	—	—	—	13,342	$498,057
	3/8/2020 (11)	—	—	—	—	4,447	$166,007	—	—
(1)     Based on the closing price of the Company’s common shares on December 31, 2020 of $37.33.
(2)     Fully vested but not exercised.
(3)    The option award vests ratably on each of the five anniversaries of the vest date. Remaining vest dates are January 1, 2021 and 2022.

(4)     PRSUs that will vest ratably over five annual installments. The first and second vesting occurred on March 1, 2019 and 2020, however, they are in deferred status and did not convert to common shares per terms of award. Remaining vest dates are March 1, 2021, March 1, 2022 and March 1, 2023. Per the award, notwithstanding the vesting of these PRSUs, common shares shall not be issued until the first to occur of: (1) termination of service; (2) change in control; (3) death; or (4) disability of the participant.
(5)    Time-based RSUs that will vest ratably on the second, third and fourth anniversary from the grant date. Remaining vest dates for awards to Messrs. Boehler and Smernoff are January 23, 2021 and January 23, 2022.
(6)     PRSUs (at target) that will only vest in 2021 if TSR is achieved for the performance period that begins on our IPO date through December 31, 2020.
(7)    Time-based RSUs that will vest ratably on each of the four anniversaries from the grant date. Remaining vest dates are December 27, 2021 and December 27, 2022.
(8)    PRSUs (at target) that will only vest if relative TSR is achieved for the performance period that begins on January 1, 2019 through December 31, 2021.
(9)    Time-based RSUs that will vest ratably on each of the three anniversaries from the vest date. Remaining vest dates are March 8, 2021 and March 8, 2022.
(10)     PRSUs or POPUs (at target) that will only vest if relative TSR is achieved for the performance period that begins on January 1, 2020 through December 31, 2022.
(11)    Time-based RSUs or OPUs that will vest ratably on each of the three anniversaries from the grant date. Remaining vest dates are March 8, 2021, March 8, 2022 and March 8, 2023.
(12)     Time-based OPUs that will vest ratably on each of the three anniversaries from the vest date. Remaining vest dates are January 9, 2021, January 9, 2022 and January 9, 2023.

STOCK OPTION EXERCISES FOR FISCAL YEAR 2020
The following table provides information with respect to stock option exercises and stock awards that vested during 2020.

NEO	Option Awards		Stock Awards
	Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)	Shares Acquired on Vesting (#)(3)(a)	Value Realized on Vesting ($)(4)
Fred W. Boehler	110,000	$2,776,884	46,436	$1,644,813
Marc J. Smernoff	80,000	2,042,784	17,932	635,870
Robert S. Chambers	—	—	—	—
Carlos V. Rodriguez	—	—	8,291	290,821
James A. Harron	—	—	6,528	230,351
(1)     Represents the total number of stock options exercised in 2020 before the withholding of shares to cover the option exercise, transactions costs and applicable taxes.
(2)     Reflects the difference between fair market value on the exercise date and the exercise price, multiplied by the number of options exercised.
(3)     Individual totals include multiple vesting during the year and represent the total number of RSUs that vested in 2020 before the withholding of common shares to cover the applicable taxes and transactions costs.
(4)     Reflects the total value of the RSUs at vesting date calculated at the fair market value at the close of market multiplied by the total number of RSUs that vested. Each NEO had multiple awards vest during 2020 and the closing prices on the respective vest dates ranged between $31.48 - $36.45.
(a)     After withholding common shares sufficient enough to cover applicable taxes and any transactional fees upon the vesting of RSUs, each NEO retained the following net shares: Mr. Boehler - 29,683, Mr. Smernoff - 11,325, Mr. Rodriguez - 5,792, and Mr. Harron - 4,533.

FISCAL YEAR 2020 NONQUALIFIED DEFERRED COMPENSATION
The following table provides information regarding our NEOs that participate in our Deferred Compensation Plan. Material terms of the Deferred Compensation Plan are described below.

NEO	Executive Contributions in 2020	Company Contributions in 2020(1)	Aggregate Earnings in 2020	Aggregate Withdrawals/Distributions	Aggregate Balance at December 31, 2020
Fred W. Boehler	$—	$—	$—	$—	$—
Marc J. Smernoff	—	—	—	—	—
Robert S. Chambers	—	—	—	—	—
Carlos V. Rodriguez	—	—	—	—	—
James A. Harron	32,477	2,625	13,331	—	62,511
(1)     Reflects employer contributions earned in 2020, but not funded into Associate accounts until the first quarter of 2021.
Through our subsidiary, Americold Logistics, we maintain the Deferred Compensation Plan, a nonqualified deferred compensation plan for certain members of our senior management team. Participants in the Deferred Compensation Plan may elect to defer from 1% to 75% of their annual base salary and between 1% and 100% of their cash bonus compensation, subject to certain limitations prescribed by the Deferred Compensation Plan. We may elect to provide a discretionary employer credit to Deferred Compensation Plan participants in an amount and at such time as determined by our Board in its discretion. Deferred Compensation Plan participants are immediately vested in their deferral credits; any discretionary employer credits vest 20% per year over a five-year period or upon retirement at age 65 (or at age 55 with five years of service), death or disability of the Deferred Compensation Plan participant, or upon a change of control.
Participants are entitled to receive the amount credited to their Deferred Compensation Plan account in the event of termination of employment. If termination occurs before the executive officer reaches the earlier of age 65 or age 55 with five years of service, the vested account balance will be paid out in a lump sum. If the termination occurs on or after the date the executive officer reaches the earlier of age 65 or age 55 with five years of service, the entire account balance is paid out in a lump sum or annual installments, as elected by the executive officer.
COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to our Board that these disclosures be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.
Compensation Committee:
James R. Heistand, Chair
Kelly H. Barrett
David J. Neithercut
Andrew P. Power

EMPLOYMENT AGREEMENTS WITH NAMED EXECUTIVE OFFICERS
We have entered into employment agreements with all of our executive officers, including our NEOs (the “Employment Agreements”). We believe the Employment Agreements promote long-term retention while still allowing the Compensation Committee to exercise discretion in designing incentive compensation programs. The principal terms of each of the Employment Agreements are summarized below:
Term. Each Employment Agreement provides for a term that continues for an indefinite period of time, unless otherwise terminated by the executive or by the Company.
Restrictive Covenants. Each Employment Agreement contains restrictive covenants regarding non-competition and non-solicitation during the period of employment and the period thereafter (a maximum of one year), as well as indefinite covenants regarding confidentiality of information and intellectual property and non-disparagement. In the event of a material breach of such covenants, we retain the ability to withhold unpaid, or recover previously paid, severance payments or to cause unvested stock based awards held by the executive to be forfeited.
Benefits. Each of our NEOs is eligible to participate in our benefit plans and programs that are generally available to our U.S. Associates.
Termination; Severance Payments. The severance payments pursuant to the Employment Agreements are generally subject to and conditioned upon the NEO signing an irrevocable waiver and general release of claims against the Company, and complying with the restrictive covenants outlined in the applicable Employment Agreement. For details of the various termination and severance payment details, please see “Potential Payments Upon Termination or Change in Control” located in the tables section of this CD&A.
Potential Payments upon Termination or Change in Control
Regardless of the termination scenario, each NEO will receive earned but unpaid base salary and accrued and unpaid paid time off through the employment termination date, along with any other payment or benefits owed under any of our plans or agreements covering the NEO as governed by the terms of those plans or agreements. Each termination scenario and related severance payment is described below:
If the executive’s employment is terminated with or without “Cause,” the executive voluntarily resigns without “Good Reason” (as such terms are defined in the applicable Employment Agreement) or, in the case of the executive officer’s death or disability, the executive officer will be entitled to receive any accrued and unpaid base salary, as well as any accrued benefits and unreimbursed business expenses incurred through the date of termination, death or disability.
If the executive’s employment is terminated without Cause or for Good Reason, the executive officer will be entitled to receive any accrued and unpaid base salary, as well as any accrued benefits and unreimbursed business expenses incurred through the date of termination, along with the following:

NEO	Severance Benefit
Mr. Boehler
w An amount equal to two times the sum of (i) annual base salary and (ii) target annual bonus in year of termination to be paid over a period of 24 months after the date of termination (subject to offset by compensation received by the CEO for subsequent employment or provision of consulting services during the separation period);

w Prorated AIP bonus based on number of days employed during bonus period (to the extent that performance metrics relating to bonus are met at the end of the bonus period as determined after the year-end audit);

w Payment or reimbursement of welfare plan coverage (other than short-term and long-term disability plans), including COBRA premiums for group health coverage for the executive and his or her eligible dependents, for up to 18 months;

w The next installment of any time based RSU that would have vested on the next scheduled vesting date following the executive’s employment termination date will become vested; and
w A prorated portion of any performance based restricted stock units held by the executive will remain eligible to vest based on actual performance through the last day of the applicable performance period, based on the number of days during the applicable performance period that the executive was employed.

Mr. Smernoff Mr. Chambers Mr. Rodriguez Mr. Harron	w Continued base salary for a period of 12 months after the date of termination;
w Prorated AIP bonus based on number of days employed during bonus period (to the extent that performance metrics relating to bonus are met at the end of the bonus period as determined after the year-end audit);

w Payment or reimbursement of welfare plan coverage (other than short-term and long-term disability plans), including COBRA premiums for group health coverage for the executive and his or her eligible dependents, for up to 12 months;

w The next installment of any time based RSU that would have vested on the next scheduled vesting date following the executive’s employment termination date will become vested; and
w A prorated portion of any performance based restricted stock units held by the executive will remain eligible to vest based on actual performance through the last day of the applicable performance period, based on the number of days during the applicable performance period that the executive was employed.

If the executive’s employment is terminated by us without Cause or by the executive for Good Reason within twelve (12) months following a Change in Control (as defined in the equity plan), any time-based RSUs which are not vested at the time of such termination shall immediately become vested, and any other awards granted where vesting depends upon the satisfaction of one or more performance conditions and which are not vested at time of termination, shall immediately become vested based on actual performance through the termination date.
Stock Options and Restricted Stock Units
Awards Made Pre-IPO under the 2010 Plan
The award agreements for stock options granted to our executive officers prior to the IPO under the 2010 Plan do not specifically provide for accelerated vesting upon a change of control, as defined in the 2010 Plan. Under the 2010 Plan, in the event of a change of control, our Compensation Committee may, in its discretion, (1) cancel an outstanding award as of the date of consummation of such transaction and either accelerate the vesting or exercisability of the award, (2) purchase all or a portion of the award, including any unvested portion if our Board so determines in its discretion, for an amount to be determined based on fair market value at the time of the purchase, for cash, (3) in the case of a performance compensation award, cause the participant to receive full or partial payment of the award based on actual or target performance, or (4) require the entity acquiring control to assume outstanding awards or substitute other awards.
In March 2017, our Compensation Committee adopted a resolution providing that in the event of a “change of ownership” as defined in the Employment Agreements, we will accelerate the vesting of each outstanding award under the 2010 Plan immediately prior to the change in ownership. The award agreement for Mr. Boehler’s RSUs granted in March 2017 similarly provides for accelerated vesting upon a change of control (as defined in the 2010 Plan). The IPO did not constitute a change of control under the 2010 Plan.
The award agreements for stock options granted to our executive officers provide for the expiration of vested but unexercised stock options following termination, as follows:
•Upon termination for Cause, unexercised options expire upon termination;
•Upon termination due to death or disability, any vested stock options must be exercised within six months of such death or disability;
•Upon termination as a result of voluntary termination of employment (other than for Good Reason), any vested stock options must be exercised within three months of the date of termination; and
•Upon termination for any reason other than those set forth above (including without Cause or for Good Reason), unvested stock options are forfeited, and any vested stock options must be exercised within one year following the date of termination.
The award agreement for Mr. Boehler’s RSUs granted in March 2017 provides for the forfeiture of any unvested restricted stock units following termination of his employment for any reason.
Awards Granted under 2017 Plan
The award agreements for the RSUs and PRSUs granted to our NEOs after the IPO under the 2017 Plan provide for the following (capitalized terms have the meanings ascribed to them in the 2017 Plan):
Termination of Service for any Reason: Upon the Participant’s Termination of Service or any reason at any time before all of his or her RSUs have vested, the Participant’s unvested RSUs shall be automatically forfeited.
Termination of Service by Company without Cause or by Participant for Good Reason: If the Participant’s Termination of Service occurs as a result of a Termination of Service by the Company without Cause or by the Participant for Good Reason, any unvested RSUs at the time of termination shall immediately become vested. Likewise, a pro-rated portion of the performance RSUs shall remain outstanding and eligible to vest based on actual performance through the last day of the Performance Period, based on the number of days during the Performance Period that the Participant was employed.
Termination of Service with Change in Control: If, within the twelve (12) month period following a Change in Control, the Participant’s Termination of Service occurs as a result of a Termination of Service by the Company without Cause or by the Participant for Good Reason, any unvested RSUs at the time of termination shall immediately become vested. Likewise, the PRSUs shall immediately become vested based on actual performance through the Termination of Service date.
The information below describes and quantifies the estimated amount of certain compensation that would become payable to each NEO as of December 31, 2020 under the following circumstances: (i) upon his or her voluntary termination, death or disability; (ii) upon termination by us for Cause; (iii) if his or her employment with us had been terminated without Cause or for Good Reason; and (iv) if his or her employment terminated without Cause or for Good Reason within twelve (12) months following a Change in Control.

NEO	Benefit	Voluntary resignation/ death or disability	Termination for Cause	Company terminates without Cause; NEO terminates for Good Reason(1)	Termination without Cause or Good Reason w/in 12 months of Change in Control(2)
Fred W. Boehler	Cash Severance	$—	$—	$4,887,500	$4,887,500
	Equity Awards	—	—	6,938,452	17,249,292
	Benefits Continuation	—	—	59,752	59,752
	Total	—	—	11,885,704	22,196,544
Marc J. Smernoff	Cash Severance	—	—	918,750	918,750
	Equity Awards	—	—	2,914,876	4,505,470
	Benefits Continuation	—	—	39,835	39,835
	Total	—	—	3,873,461	5,464,055
Robert S. Chambers	Cash Severance	—	—	700,000	700,000
	Equity Awards	—	—	457,293	1,372,624
	Benefits Continuation	—	—	39,835	39,835
	Total	—	—	1,197,128	2,112,459
Carlos V. Rodriguez	Cash Severance	—	—	918,750	918,750
	Equity Awards	—	—	1,976,325	3,068,526
	Benefits Continuation	—	—	39,835	39,835
	Total	—	—	2,934,910	4,027,111
James A. Harron	Cash Severance	—	—	560,000	560,000
	Equity Awards	—	—	1,320,661	2,134,380
	Benefits Continuation	—	—	39,835	39,835
	Total	—	—	1,920,496	2,734,215
(1) Based on the closing price of the Company’s common shares on December 31, 2020 of $37.33.
(2) Amount assumes our Compensation Committee exercises its discretion under the 2010 Plan to accelerate the vesting of unvested equity awards solely upon a change in control. Calculations based on the closing price of the Company’s common stock on December 31, 2020 of $37.33.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
In accordance with our Policy on Related Party Transactions, our Audit Committee is responsible for reviewing and approving related party transactions. In addition, our Code of Business Conduct and Ethics requires that all of our Associates and Trustees inform our Chief Legal Officer of any material transaction or relationship that comes to their attention that could reasonably be expected to create a conflict of interest. Further, at least annually, each Trustee and executive officer is required to complete a detailed questionnaire that asks questions about any business relationship that may give rise to a conflict of interest and all transactions in which we are involved and in which the executive officer, a Trustee or a related person has a direct or indirect material interest.
There are no transactions since January 1, 2020 to which we have been a party, in which the amount involved exceeds $120,000, and in which any of our Trustees, executive officers or holders of more than 5% of our common shares, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest.

ADDITIONAL INFORMATION
Solicitation of Proxies
The cost of solicitation of proxies will be borne by the Company. In addition to the solicitation of proxies by mail, the Trustees, officers and Associates of the Company may also solicit proxies personally or by telephone without additional compensation for such activities. The Company will also request persons, firms and corporations holding common shares in their names or in the names of their nominees, which are beneficially owned by others, to send proxy materials and to obtain proxies from such beneficial owners. The Company will reimburse such holders for their reasonable expenses.
Shareholder Proposals
Pursuant to Rule 14a-8 under the Exchange Act, shareholders may present proper proposals for inclusion in our proxy statement and for consideration at our 2022 Annual Meeting. To be eligible for inclusion in our 2022 proxy statement, your proposal must be received in writing not later than December 10, 2021 and must otherwise comply with Rule 14a-8 under the Exchange Act. While the Board will consider shareholder proposals, we reserve the right to omit from our proxy statement shareholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8 of the Exchange Act.
In addition, our Bylaws permit a shareholder to propose items of business and/or nominate Trustee candidates that are not intended to be included in our proxy materials if the shareholder complies with the procedures set forth in our Bylaws. For the 2022 Annual Meeting, notice of such proposals or nominations must be delivered to our Corporate Secretary at 10 Glenlake Parkway, Suite 600, Atlanta, GA 30328, no later than December 10, 2021 and no earlier than November 10, 2021.
Householding of Annual Meeting Materials
Certain banks, broker-dealers and other similar organizations acting as nominee record holders may participate in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement may have been sent to multiple shareholders in your household. If you would prefer to receive separate copies of a proxy statement for other shareholders in your household, either now or in the future, please contact your bank, broker, broker-dealer or similar organization serving as your nominee.
Upon written or oral request to the Secretary of the Company at the address of the Company contained in the Notice of Annual Meeting that accompanies this Proxy Statement, or via telephone to James C. Snyder, Jr., Secretary of the Company, at (678) 441-1400, the Company will provide separate copies of this Proxy Statement. Shareholders sharing an address who are receiving multiple copies of this Proxy Statement and who wish to receive a single copy in the future will need to contact their bank, broker, broker-dealer or other similar organization that serves as their nominee to request that only a single copy of such materials be mailed to all shareholders at the shared address in the future.
Other Matters
The Board is not aware of any matters other than those described in this Proxy Statement that will be presented for action at the Annual Meeting. If other matters are presented, it is the intention of the persons named as proxies in the accompanying Proxy Card to vote in their discretion all shares represented by validly executed proxies.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 19, 2021
This Proxy Statement, Notice of Annual Meeting of Shareholders and Proxy Card and the Company’s 2020 Annual Report on Form 10-K are available on the “Proxy Statement” tab of the Investors page on the Company’s website, at www.americold.com.
REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR VOTE IS IMPORTANT TO THE COMPANY. PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD TODAY.

APPENDIX A — NON-GAAP MEASURES

We calculate EBITDA for real estate, or EBITDAre, in accordance with the standards established by the Board of Governors of NAREIT, defined as earnings before interest expense, taxes, depreciation and amortization, gains or losses on disposition of depreciated property, including gains or losses on change of control, impairment write-downs of depreciated property and of investments in unconsolidated affiliates cause by a decrease in value of depreciated property in the affiliate, and adjustment to reflect share of EBITDAre of unconsolidated affiliates. EBITDAre is a measure commonly used in our industry, and we present EBITDA to enhance investor understanding of our operating performance. We believe that EBITDAre provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and useful life of related assets among otherwise comparable companies.
We also calculate our Core EBITDA as EBITDAre further adjusted for impairment of long-lived assets, gain or loss on depreciable real property and other asset disposals, acquisition, litigation and other expenses, bridge loan commitment fees, loss on debt extinguishment, modification or termination of derivative instruments, share-based compensation expense, foreign currency exchange gain or loss, net, loss on partially owned entities and reduction in EBITDAre from partially owned entities. We believe that the presentation of Core EBITDA provides a measurement of our operations that is meaningful to investors because it excludes the effects of certain items that are otherwise included in EBITDAre but which we do not believe are indicative of our core business operations. EBITDAre and Core EBITDA are not measurements of financial performance under U.S. GAAP, and our EBITDAre and Core EBITDA may not be comparable to similarly titled measures of other companies. You should not consider our EBITDAre and Core EBITDA as alternatives to net income or cash flows from operating activities determined in accordance with U.S. GAAP. Our calculations of EBITDAre and Core EBITDA have limitations as analytical tools, including:

•these measures do not reflect our historical or future cash requirements for recurring maintenance capital expenditures or growth and expansion capital expenditures;
•these measures do not reflect changes in, or cash requirements for, our working capital needs;
•these measures do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on our indebtedness;
•these measures do not reflect our tax expense or the cash requirements to pay our taxes; and
•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and these measures do not reflect any cash requirements for such replacements.

We use EBITDAre and Core EBITDA as measures of our operating performance and not as measures of liquidity. The following table reconciles EBITDAre and Core EBITDA to net income, which is the most directly comparable financial measure calculated in accordance with U.S. GAAP.

2020
Net income	$24,555
Adjustments:
Depreciation and amortization	215,891
Interest expense	91,481
Income tax benefit	(7,292)
EBITDA	324,635
Adjustments:
Net (gain) loss on sale of real estate, net of withholding taxes	(21,759)
Adjustment to reflect share of EBITDAre of partially owned entities	1,022
NAREIT EBITDAre	$303,898
Adjustments:
Acquisition, litigation, and other	36,306
Bridge loan commitment fees	2,438
Loss from investments in partially owned entities	250
Impairment of long-lived assets	8,236
Foreign currency exchange loss (gain)	45,278
Share-based compensation expense	17,911
Loss on debt extinguishment, modifications and termination of derivative instruments	9,975
Net loss (gain) on sale of non-real estate assets	2,640
Reduction in EBITDAre from partially owned entities	(1,022)
Core EBITDA	$425,910

(a)	Refer to Note 8 of the Consolidated Financial Statements in our Annual Report on Form 10-K for further details.

americold
REALTY TRUST

AMERICOLD REALTY TRUST
10 GLENLAKE PKWY, SUITE 600
SOUTH TOWER
ATLANTA, GA 30328

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

1 OF 2
1
1

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/18/2021 for shares held directly and by 11:59 P.M. ET on 05/16/2021 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/18/2021 for shares held directly and by 11:59 P.M. ET on 05/16/2021 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

CONTROL # → 0000000000000000

NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

02 0000000000

The Board of Trustees recommends you vote FOR the following:

Nominees	For	Against	Abstain
1a. Fred W. Boehler	☐	☐	☐
1b. George J. Alburger, Jr.	☐	☐	☐
1c. Kelly H. Barrett	☐	☐	☐
1d. Antonio F. Fernandez	☐	☐	☐
1e. James R. Heistand	☐	☐	☐
1f. David J. Neithercut	☐	☐	☐
1g. Mark R. Patterson	☐	☐	☐
1h. Andrew P. Power	☐	☐	☐

The Board of Trustees recommends you vote FOR the following proposals	For	Against	Abstain
2. Advisory Vote on Compensation of Named Executive Officers (Say-On-Pay).	☐	☐	☐
3. Ratification of Ernst & Young LLP as our Independent Accounting Firm for 2021.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners) Date

SHARES
CUSIP #
SEQUENCE #

0000496318_1 R1.0.0.171

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders:
The Notice & Proxy Statement and Form 10-K are available at www.proxyvote.com

AMERICOLD REALTY TRUST
Annual Meeting of Shareholders
May 19, 2021 4:00 PM
This proxy is solicited by the Board of Trustees

The shareholder(s) hereby appoint(s) Marc J. Smernoff and James C. Snyder, Jr., or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of AMERICOLD REALTY TRUST that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 4:00 PM, EDT on 5/19/2021, at the the Office of the Company, at 10 Glenlake Parkway, South Tower, Suite 700, Atlanta, GA 30328, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Trustees' recommendations.

Continued and to be signed on reverse side

000496318_2 R1.0.0.171